UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
WM Technology, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

WM TECHNOLOGY, INC.

41 DISCOVERY
IRVINE, CALIFORNIA 92618
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 21, 2023 AT 10:00 A.M. PACIFIC TIME
Dear Stockholders of WM Technology, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of WM Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 21, 2023 at 10:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted only via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/MAPS2023. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, allows our stockholders, including our many international employees, around the world to attend the Annual Meeting, and provides cost savings for our stockholders and the Company. A complete list of record stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting at our corporate headquarters during regular business hours. In addition, the list of record stockholders will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/MAPS2023.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect the three nominees for Class II directors named in the accompanying proxy statement (“Proxy Statement”) to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal;

2.
To approve, on a non-binding advisory basis, the compensation as disclosed in the Proxy Statement of our principal executive officer, our principal financial officer, and our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) who were serving as our executive officers at the end of the last completed fiscal year (the “Named Executive Officers”) for the year ended December 31, 2022;

3.	To ratify the selection by the Audit Committee of the Board of Directors of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2023; and
4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the Annual Meeting is April 26, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/MAPS2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be
Held on Wednesday, June 21, 2023 at 10:00 a.m. Pacific Time online at
www.virtualshareholdermeeting.com/MAPS2023.

The proxy statement and annual report to stockholders
are available at www.proxyvote.com

By Order of the Board of Directors,

/s/ Brian Camire
Brian Camire
General Counsel and Secretary
Irvine, California
April 27, 2023

You are cordially invited to attend the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

WM TECHNOLOGY, INC.
PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON WEDNESDAY, JUNE 21, 2023
We have sent you these proxy materials because the Board of Directors of WM Technology, Inc. (the “Board”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof, to be held via a live audio webcast on Wednesday, June 21, 2023 at 10:00 a.m. Pacific Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/MAPS2023 where you will be able to listen to the meeting live, submit questions and vote online.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2022 Annual Report, are being distributed and made available on or about April 27, 2023. As used in this Proxy Statement, references to “we,” “us,” “our,” “WM Technology” and the “Company” refer to WM Technology, Inc. and its subsidiaries.
Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
We intend to mail the Notice on or about April 27, 2023 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 8, 2023.
How do I attend the annual meeting?
The Annual Meeting, the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/MAPS2023. You will not be able to attend the annual meeting in person. If you attend the annual meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/MAPS2023.
How do we attend the Annual Meeting?
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 26, 2023. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/MAPS2023 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or in the email sending you the Proxy Statement. If you are a beneficial owner, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your Control Number.

Whether or not you participate in the annual meeting, it is important that you vote your shares.
We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures. Participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first come, first served basis.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/MAPS2023 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the annual meeting.
Will a list of record stockholders as of the record date be available?
For the ten days ending the day prior to the annual meeting, a list of our record stockholders as of the close of business on the record date will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours.
Where can we get technical assistance?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
For the Annual Meeting, how do we ask questions of management and the Board?
We plan to have a Q&A session at the annual meeting. Questions may be submitted prior to the annual meeting through www.virtualshareholdermeeting.com/MAPS2023. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting and as time permits.
We plan to have a Q&A session at the Annual Meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions relevant to the business of the Annual Meeting in advance of the Annual Meeting. If you are a stockholder, you may submit a question in advance of the Annual Meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted prior to the Annual Meeting through www.virtualshareholdermeeting.com/MAPS2023.
If I miss the annual meeting, will there be a copy posted online?
Yes, a replay of the annual meeting webcast will be available at www.virtualshareholdermeeting.com/MAPS2023 and remain for at least one year.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 26, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 92,575,191 shares of Class A Common Stock of the Company (the “Class A Common Stock”) and 55,486,361 shares of Class V Common Stock (the “Class V Common Stock”), and together with the Class A Common Stock, the “Common Stock”) outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 26, 2023, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.proxyvote.com. You will be asked to provide the Control Number from your Notice. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If on April 26, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy.
What matters am I voting on?
There are three matters scheduled for a vote:
•
To elect the three nominees for Class II directors named in the accompanying Proxy Statement to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified (“Proposal 1”);

•	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers for the year ended 2022 (“Proposal 2”);
•	To ratify the selection by the Audit Committee of the Board of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2023 (“Proposal 3”).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:
•
To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/MAPS2023. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability, or notice you receive or in the email sending you the Proxy Statement.

•
To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 20, 2023), you may vote via the Internet at www.proxyvote.com; by telephone; or by completing and returning their proxy card or voting instruction form, as described below.

○
To vote using the proxy card that may have been delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

○
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 20, 2023 to be counted.

○
To vote through the internet, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 20, 2023 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares held in street name should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner of shares held in street name, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Class A Common Stock and each share of Class V Common Stock you own as of April 26, 2023. Holders of Class A Common Stock and Class V Common Stock will vote together as one class on all proposals.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of executive compensation and “For” the ratification of the selection by the Audit Committee of the Board of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2023. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine”, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 2 are considered to be “non-routine” meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matters meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.
If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by email, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•
You may send a timely written notice that you are revoking your proxy to WM Technology, Inc., Attn: Corporate Secretary at 41 Discovery, Irvine, California 92618. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the Annual Meeting.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank as a nominee or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2023, to WM Technology, Inc., Attn: Corporate Secretary, 41 Discovery, Irvine, California 92618. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so by submitting your proposal in writing which must be received by the Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2024 Annual Meeting no earlier than the close of business on February 21, 2024 and no later than the close of business on March 23, 2024. The notice must contain the information required by our Bylaws. In the event that the date of the 2024 Annual Meeting is not within 30 days before or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting of stockholders, or no annual meeting was held during the preceding year, then the Corporate Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the later of the 90th day prior to 2024 Annual Meeting or the closing of business on the tenth day following the day on which public announcement of the date of such meeting is first made. In addition, stockholders who intend to solicit proxies in support of director nominees other than WM Technology, Inc.’s nominees must also comply with the additional requirements of Rule 14a-19(b).
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, no later than April 22, 2024.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2 and 3, and will have the same effect as “Against” votes. Broker non-votes on Proposal 1 and 2 will have no effect and will not be counted towards the vote total for any of those proposals. Proposal 3 is considered a “routine” matter, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 3.

What are “broker non-votes”?
A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These un-voted shares with respect to the “non-routine” matters are counted as “broker non-votes.” Proposals 1 and 2 are considered to be “non-routine”, and are proposals for which brokers do not have discretionary voting authority. We therefore expect broker non-votes to exist in connection with those proposals. Proposal 3 is a “routine” matter and therefore broker non-votes are not expected to exist in connection with this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
Proposal 1: For the election of directors, the three Class II nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. “Withhold” votes, “Abstain” votes and broker non-votes will have no effect.
Proposal 2: The advisory vote, on a non-binding basis, on the compensation of our Named Executive Officers for the year ended 2022 will be considered to be approved if it receives “For” votes from the holders of a majority in voting power of shares of Common Stock present or represented by proxy and entitled to vote on the matter. “Abstain” votes and broker non-votes will have no effect.
Proposal 3: To ratify the selection of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2023, the proposal must receive “For” votes from the holders of a majority in voting power of the shares of Common Stock present by remote communication at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority in voting power of the shares of Common Stock entitled to vote are present by remote communication at the meeting or represented by proxy. On the record date, there were 148,061,552 shares of Common Stock outstanding and entitled to vote. Thus, the holders of 74,030,777 shares of Common Stock must be present by remote communication at the meeting or represented by proxy at the Annual Meeting to have a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority in voting power of the shares of Common Stock present by remote communication at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
The Board is divided into three classes, designated as Class I, Class II and Class III, each of which has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal.
The Board presently has eight members. There are three directors in the class whose term of office expires in 2022. Each of the nominees listed below is currently a director who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2026 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting. Seven of the current directors attended the 2022 Annual Meeting of Stockholders
Directors are elected by a plurality of the votes of the shares present online at meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us, if any. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Class II Nominees for Election for a Three-Year Term Expiring at the 2026 Annual Meeting
Tony Aquila. Mr. Aquila, age 58, has served as a member of the Board since June 2021. Since April 2021, Mr. Aquila has served as the Chief Executive Officer of Canoo, Inc., a mobility technology company, since April 2021, and as the Executive Chairman of the Board of Canoo since December 2020. In June 2019, Mr. Aquila founded AFV Partners, an affirmative low-leverage capital vehicle that invests in long-term mission critical software, data and technology businesses and has served as its Chairperson and Chief Executive Officer since its founding. In 2005, Mr. Aquila founded Solera Holdings Inc., and led it as Chairperson and Chief Executive Officer to a $1 billion initial public offering in 2007, and in the following years sourced and executed over 50 acquisitions significantly expanding Solera’s total addressable market. Mr. Aquila oversaw Solera’s $6.5 billion transaction from a public-to-private business in 2016. Mr. Aquila also serves as a member of the Arkansas Council on Future Mobility since February 2022. Mr. Aquila also serves as a member of the board of directors of The Lost Explorer Mezcal Company, a sustainable producer and distributor of handcrafted mezcal, since May 2021. Furthermore, Mr. Aquila currently serves as the Chairperson for Aircraft Performance Group, LLC, a global provider of mission critical flight operations software, since January 2020, RocketRoute Limited, global aviation services company, since March 2020, APG Avionics LLC, an aviation data and software company for the general aviation market, since September 2020. From November 2018 to July 2020, Mr. Aquila served as the Global Chairperson of Sportradar Group, a sports data and content company.
Mr. Aquila was selected to serve on the Board based on his business experience as a founder, inventor, chief executive officer and director of publicly-listed companies and his investing experience.
Brenda Freeman. Ms. Freeman, age 58, has served as a member of the Board since June 2021. Since March 2022, Ms. Freeman has served as Chief Brand Officer of Wunderkind Corporation and since April 2021, she has served as a partner of Debut Capital. Ms. Freeman founded and has served as President of Joyeux Advisory Group LLC, a firm providing advisory services to early-stage startups and Fortune 500 companies, since January 2018. Prior to that, Ms. Freeman served as Chief Executive Officer for Arteza, Inc., a direct-to-consumer arts and crafts manufacturing and supply company from February 2020 to February 2021. From March 2016 to December 2018, Ms. Freeman was Chief Marketing Officer of Magic Leap, Inc., a virtual reality technology company, and from December 2018 to April 2019 was Senior Advisor to the Chief Executive Officer. From March 2015 to March 2016, Ms. Freeman served as Chief Marketing Officer of National Geographic Channel, a television network and channel. Ms. Freeman has been a member of the boards of directors of Blue Apron Holdings, Inc. since October 2020, of Caleres, Inc. since

April 2017 and of Avnet, Inc. since November 2018. Ms. Freeman previously served on the board of directors of Herman Miller, Inc. from January 2016 to June 2019 and on the board of directors of RTW Retailwinds, Inc. from April 2019 to April 2020. Previously, Ms. Freeman served as Chief Marketing Officer at Turner Broadcasting Systems, Inc. and was Vice President, television marketing at DreamWorks Animation SKG Inc. Ms. Freeman holds a B.S. degree in chemical engineering and an M.B.A degree from the University of Maryland.
Ms. Freeman was selected to serve on the Board based on her business experience and technology industry expertise.
Olga Gonzalez. Ms. Gonzalez, age 56, has served as a member of the Board since June 2021. Since April 2022, Ms. Gonzalez has served as Global COO for Wild Fork Foods and as Global Business Leader for Wild Fork Foods, an online specialty food service, from January 2021 to April 2022. Prior to that, Ms. Gonzalez held various leadership positions at Walmart Inc., including Senior Vice President and Chief Financial Officer at Walmart México y Centroamérica from July 2017 to April 2020, Vice President Commercial & Operations Finance at Walmart México y Centroamérica from October 2014 to June 2017, Chief Financial Officer at Walmart Chile from 2011 to 2014, and Vice President, Internal Audit Services Latin America at Walmart US from 2010 to 2011. Prior to that, Ms. Gonzalez had served as Director, Internal Audit at General Motors Company from 2006 to 2010 and from 1996 to 2004, Vice President, Enterprise Risk and Assurance Services at the American Express Company from 2004 to 2006, and Internal Audit at Banco Santander from 1989 to 1996. Ms. Gonzalez holds a Bachelor of Business Administration degree from Pontificia Universidad Católica de Puerto Rico and an M.B.A. from Florida International University.
Ms. Gonzalez was selected to serve on the Board based on her business experience and financial expertise.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Class III Directors Continuing in Office Until the 2024 Annual Meeting
Douglas Francis. Mr. Francis, age 45, has served as a member of the Board since June 2021, and as Executive Chair since August 2022. Mr. Francis is a co-founder of Legacy WMH, and served as Chairperson of Legacy WMH’s board of managers since March 2019 and as a member of Legacy WMH’s board of managers prior to that. Mr. Francis previously served as Legacy WMH’s Chief Executive Officer from February 2016 until March 2019 and as Legacy WMH’s President from January 2009 to February 2016. Mr. Francis has served in management positions in each of Legacy WMH’s current subsidiaries. Mr. Francis holds a B.S. in Business Administration and Management from Chapman University.
Mr. Francis was selected to serve on the Board based on his perspective, experience and institutional knowledge as WMH’s co-founder and his long tenure as WMH’s President and Chief Executive Officer.
Scott Gordon. Mr. Gordon, age 61, has served as a member of the Board since June 2021. Mr. Gordon has been the Chairperson of Silver Spike’s board of directors and has served as its Chief Executive Officer since its inception. Since 2016, Mr. Gordon has been the co-founder and Chairperson of Egg Rock Holdings, parent company of the Papa & Barkley family of cannabis products with related subsidiary assets in manufacturing, processing, and logistics. Egg Rock Holdings also is the parent company of Papa & Barkley Essentials, a hemp-derived CBD business based in Colorado. From 2016 to 2018, Mr. Gordon was also President of Fintech Advisory Inc., investment manager for a multibillion dollar family office fund focused on long-term and opportunistic investments in emerging markets. From late 2013 to 2016, Mr. Gordon served as a Portfolio Manager at Taconic Capital Advisors, a multi-strategy investment firm. Prior to joining Taconic, Mr. Gordon was a Partner and Portfolio Manager at Caxton Associates from 2009 to 2012. He was also a Senior Managing Director and Head of Emerging Markets at Marathon Asset Management from 2007 to 2009. Earlier in his career, Mr. Gordon held leadership positions at Bank of America and ING Capital. Mr. Gordon was a founding member of the Emerging Markets business at JP Morgan where he worked upon graduating from Bowdoin College in 1983.
Mr. Gordon was selected to serve on the Board based on his experience in emerging markets and in the cannabis sector.
Justin Hartfield. Mr. Hartfield, age 39, has served as a member of the Board since June 2021. Mr. Hartfield is a co-founder of Legacy WMH, and served as a member of Legacy WMH’s board of managers since inception and served as Legacy WMH’s Chairperson of the board from February 2016 to March 2019. Previously, Mr. Hartfield served as Legacy WMH’s Chief Executive Officer until February 2016. Mr. Hartfield holds a B.S. in Computer and Information Sciences and Supportive Services from the University of California, Irvine.

Mr. Hartfield was selected to serve on the Board based on his perspective, experience and institutional knowledge as WMH’s co-founder and his long tenure as WMH’s President and Chief Executive Officer.
Class I Directors Continuing in Office Until the 2025 Annual Meeting
Fiona Tan. Ms. Tan, age 52, has served as a member of the Board since June 2021. Since March 2022, Ms. Tan has served as Chief Technology Officer for Wayfair LLC and as Global Head of Customer and Supplier Technology for Wayfair LLC from September 2020 to March 2022. Prior to that Ms. Tan held various leadership positions at Walmart Inc., including Head of Technology, Walmart US from March 2019 to September 2020, Senior Vice President, Engineering, Customer Technology, WalmartLabs from January 2017 to March 2019 and Vice President, Engineering, International Markets, WalmartLabs Strategy, and Operations from April 2014 to January 2017. Prior to that Ms. Tan was Vice President, Engineering for Ariba, Inc. Ms. Tan also previously worked for 16 years at TIBCO Software, Inc., as well as for Oracle Corporation. Ms. Tan holds an M.S. in Computer Science from Stanford University and a B.S. in Computer Science and Engineering from the Massachusetts Institute of Technology.
Ms. Tan was selected to serve on the Board based on her business experience and technology industry expertise.
Anthony Bay. Mr. Bay, age 67, has served as a member of the Board since March 2022. Prior to WM Technology, Mr. Bay has served on three public boards, including two as Chairman as well as numerous private boards. Since September 2019, Mr. Bay has served as the Founder and Chief Executive Officer of Techquity, a technology advisory firm helping innovative companies leverage software and cloud operations to scale faster with less risk. From 2013 to 2016, he served as Chief Executive Officer of Rdio, a leading global music subscription streaming service with over 70 million registered users and 14 million active. In November 2015, Rdio filed for Chapter 11 bankruptcy relief as a condition of its sale to Pandora. Prior to Rdio, Mr. Bay served as a Vice President and Global head for Digital Video for Amazon from 2011 to 2013, responsible for all aspects of the company’s Digital Video and streaming business globally. During his eight year tenure at Microsoft, Mr. Bay was Corporate Vice President and General Manager of Microsoft’s Digital Media Division and a member of Microsoft’s executive staff. Earlier, Mr. Bay was General Manager of Microsoft’s Commercial Systems Division, responsible for developing core components of Microsoft’s Internet services platform, including ISP/carrier infrastructure, website development and eCommerce. Mr. Bay joined Microsoft as part of the MSN management team in 1994, eventually overseeing all MSN development and production systems. At Apple from 1986 to 1994, Mr. Bay worked at Apple Computer in various product leadership roles, including three years at Apple’s European headquarters in Paris. Mr. Bay holds an MBA from San Jose State University and undergraduate degree in Economics from the University of California, Los Angeles.
Mr. Bay was selected to serve on the Board based on his business experience as a founder, chief executive officer and various leadership positions of technology companies, and as a director of private and publicly-listed companies.

Board Diversity
The Board Diversity Matrix below provides the diversity statistics for the Board.
Board Diversity Matrix (as of April 26, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background			—	—
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx		—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White		4	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	1

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Aquila, Bay, Gordon and Hartfield and Mses. Freeman, Gonzalez and Tan. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
In making those independence determinations, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions” that occurred during any 12-month period within the last three fiscal years.
Board Leadership Structure
The Board is currently chaired by the Executive Chair of the Company, Mr. Francis, who has an active role in leading the Company as our principal executive officer after Christopher Beals terminated from his roles as Chief Executive Officer and member of the Board. Ms. Freeman currently serves as our lead independent director.
The Company believes that during this transformational period, it is valuable to have Mr. Francis in the combined positions of principal executive officer and Board chair because of his extensive history with and knowledge of the Company, and this arrangement provides a single, clear chain of command to rapidly execute the Company’s strategic initiatives and business plans. In addition, the Company believes that this combined role better positions Mr. Francis to act as a bridge between management and the Board, facilitating the regular flow of information.
The Board appointed Ms. Freeman as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined principal executive officer and Executive Chair: the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Executive Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Executive Chair and the independent directors, approve information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the principal executive officer is presented or discussed and, as appropriate upon request, act as a liaison to our stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Executive Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Role of the Board in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cybersecurity, legal and compliance, and reputational. We have designed and implemented processes to manage these risks. Management is responsible for the day-to-day implementation, oversight and management of risks and risk processes our company faces, while the Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

The Board administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Board believes that open communication between management and the Board is essential for effective risk management and oversight. Consistent with this approach, the Board, with the assistance of its committees, regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each of its regular meetings. Directors also have access to management outside of its regular meetings and are free to ask questions and receive information necessary to perform their duties as a director.
In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company, and for coordinating with management on decisions relating to any matters that carry potential enterprise-level risks. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including management’s guidelines and policies around quarterly reporting. The Audit Committee is also responsible for monitoring compliance with legal and regulatory requirements, including our Related Person Transaction Policy, in addition to oversight of the performance of our internal audit function. The Audit Committee’s responsibilities also currently include oversight of cybersecurity risk management, although the Board is evaluating potential future changes to the split of responsibility between the Audit and Technology Committees for oversight of cybersecurity risks. The Nominating and Corporate Governance Committee is responsible for monitoring the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee is responsible for assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Technology Committee is responsible for oversight of the management of risks related to the Company’s technology, data, information security and tracking, and related matters, including disclosure of the Company’s key metrics and other operational data.
Meetings of the Board of Directors
The Board met eight times during 2022. All directors except Mr. Hartfield attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or member. Mr. Hartfield was unable to attend two meetings of the Technology Committee because of the illness of an immediate family member.
As required under applicable Nasdaq listing standards, in 2022, the Company’s independent directors met three times in regularly scheduled executive sessions at which only independent directors were present. The Chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee alternated presiding over the executive sessions.

Information Regarding Committees of the Board of Directors
The Board established the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Committee. The Board adopted a charter for each of the Audit, Compensation and Nominating and Corporate Governance committees, which complies with the applicable requirements of current Nasdaq rules and can be found at our website at ir.weedmaps.com. The Board had not adopted a charter for the Technology Committee as of December 31, 2022. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website. The following table provides membership and meeting information for the year ended December 31, 2022 for each of the standing Board committees:
Director	Audit	Compensation	Nominating and Corporate Governance	Technology
Tony Aquila		X**
Anthony Bay	X	X
Douglas Francis*				X
Brenda Freeman	X		X**
Olga Gonzalez	X**
Scott Gordon	X	X
Justin Hartfield				X
Fiona Tan			X	X**
Total meetings in the year ended December 31, 2022	8	1	3	4
*	Executive Chair (as of 12/31/22)
**	Committee Chairperson
Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Audit Committee
The Audit Committee consists of Mses. Gonzalez and Freeman and Messrs. Bay and Gordon. The Board has determined that each of the members of the Audit Committee satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
We named Ms. Gonzalez as the Chairperson of the Audit Committee. The Board determined that Ms. Gonzalez and Mr. Bay qualify as audit committee financial experts within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Board considered Ms. Gonzalez’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee. The Audit Committee met eight times during 2022.
The functions of this committee include, among other things:
•	approve the hiring, discharging and compensation of our independent registered public accounting firm; oversee the work of our independent registered public accounting firm;
•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent registered public accounting firm;
•	review our financial statements and review our critical accounting policies and estimates;

•	review and approve related party transactions;
•	review the adequacy and effectiveness of our internal controls; and
•	review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by the members of the Audit Committee of the Board.
Olga Gonzalez (Chairperson)
Brenda Freeman
Scott Gordon
Anthony Bay
(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee consists of Messrs. Aquila, Bay and Gordon. We named Mr. Aquila as the Chairperson of the Compensation Committee. The Board has determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq. The Compensation Committee met one time during 2022.
The functions of the Compensation Committee include, among other things:
•	review and recommend policies relating to compensation and benefits of our officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;
•	evaluate the performance of our officers in light of established goals and objectives;
•	recommend compensation of our officers based on its evaluations; and
•	administer the issuance of stock options and other awards under our stock plans.
Compensation Committee Processes and Procedures
The Compensation Committee has quarterly meetings scheduled, and meets with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, the Compensation Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or performance. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the compensation and oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration factors prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration those factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Compensia Inc. (“Compensia”) as compensation consultants.
During the year ended December 31, 2022, Compensia provided the following services:
•	Compensation, Discussion and Analysis drafting and review for the 2021 Proxy; and
•	provided guidance on other compensation topics including peer group selection, clawback programs, Compensation Committee calendar review, and ad hoc market data and practices.
Per its charter, the Compensation Committee is responsible for reviewing and approving most of the significant adjustments to annual compensation, and determines base salary, bonus and equity awards at one or more meetings scheduled to be held during the first quarter of its fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. The Compensation Committee recommends to the independent members of the Board for determination and approval the compensation and other terms of employment of our Chief Executive Officer and evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives. For all Named Executive Officers and non-employee directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to our executive officers in various hypothetical scenarios, executive officer and non-employee director stock ownership information, our stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and non-employee director compensation paid at other companies identified by the consultant.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has ever been our executive officer or employee. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Mses. Tan and Freeman. Ms. Freeman serves as the Chairperson of the Nominating and Corporate Governance Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of Nasdaq. The Nominating and Corporate Governance Committee met three times during 2022.
The functions of the Nominating and Corporate Governance Committee include, among other things:
•	evaluate and make recommendations regarding the organization and governance of the Board and its committees;

•	assess the performance of members of the Board and make recommendations regarding committee and chairperson assignments;
•	recommend desired qualifications for Board membership and conduct searches for potential members of the Board; and
•	review and make recommendations with regard to our corporate governance guidelines.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis and every three years, conducted with an outside consultant. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In the year ended December 31, 2022, the Nominating and Corporate Governance Committee paid fees to True Capital Partners, LLC to assist in the process of identifying or evaluating director candidates.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
Stockholder Communications with the Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
We have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent and therefore a formal process is not necessary.
Code of Conduct
The Board adopted a Code of Conduct (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at ir.weedmaps.com. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
The Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investors.weedmaps.com.
Hedging Policy
As part of our insider trading policy, all our directors, officers, employees and certain designated consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving our securities.

PROPOSAL NO. 2
ADVISORY VOTE, ON A NON-BINDING BASIS, TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS FOR THE YEAR ENDED 2022
At the 2022 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Company is again asking our stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of the Company’s Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are reasonable, competitive, and appropriately balance the goals of attracting, motivating, rewarding, and retaining its Named Executive Officers with the goal of aligning their interests with those of the stockholders. Compensation of the Company’s Named Executive Officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the Company’s stockholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority in voting power of the shares of Common Stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s Named Executive Officers, the next scheduled say-on-pay vote will be at the 2024 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm for the year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Baker Tilly (and its predecessor by acquisition, Squar Milner, which it acquired on November 1, 2020) has audited our financial statements since the year ended December 31, 2013. Representatives of Baker Tilly are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Baker Tilly as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Baker Tilly to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests for us and our stockholders.
The affirmative vote of the holders of a majority in voting power of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Baker Tilly.
Change in Independent Registered Accounting Firm
On June 16, 2021 (the “Closing Date”), the Board approved the engagement of Baker Tilly as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. Baker Tilly served as the independent registered public accounting firm of WM Holding Company, LLC, (when referred to in its pre-Business Combination capacity, “Legacy WMH”) prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), the SSPK’s independent registered public accounting firm prior to the Business Combination, was informed on the Closing Date that it would be dismissed and replaced by Baker Tilly as our independent registered public accounting firm.
Marcum’s report on the SSPK’s balance sheets as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from June 7, 2019 (inception) to December 31, 2019, and the related notes to the financial statements (collectively, the “financial statements”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about SSPK’s ability to continue as a going concern.
During the period from June 7, 2019 (inception) to December 31, 2020 and the subsequent interim period through June 21, 2021, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
During the period from June 7, 2019 (inception) to December 31, 2020, and the interim period through March 31, 2021, we did not consult Baker Tilly with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by Baker Tilly that Baker Tilly concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We have provided Marcum with a copy of the disclosures made by us and received from Marcum a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree. The letter from Marcum was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on June 22, 2021.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the years ended December 31, 2021 and December 31, 2022, by Baker Tilly, the Company’s principal accountant.
	Year Ended (in thousands)
	2022	2021
Audit Fees(1)(3)	$842,400	$565,866
Audit-Related Fees(2)(3)	19,440	34,496
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$861,840	$600,362
(1)
“Audit Fees” consist of fees in connection with the audit of the Company’s annual consolidated financial statements, including audited financial statements presented in its Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination, audited financial statements presented in its Registration Statements on Form S-1 filed with the SEC, audited financial statements presented in the Company’s annual report on Form 10-K, review of its quarterly financial statements presented in our quarterly reports on Form 10-Q and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Included in the 2021 Audit Fees are fees billed in connection with the Business Combination.

(2)	“Audit-Related Fees” consist of fees in connection with employee benefit plan audits and due diligence related to the Business Combination.
(3)	Certain amounts for 2021 have been reclassified from audit-related to audit to conform with the presentation of 2022 fees.
All 2022 fees described above were pre-approved by the Audit Committee, except with respect to $19,440 paid to Baker Tilly in connection with two employee benefit plan audits that were subsequently approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Baker Tilly. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given on a collective basis pursuant to such policy or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
Our Audit Committee has determined that the rendering of services other than audit services by Baker Tilly is compatible with maintaining the principal accountant’s independence.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our current executive officers as of April 26, 2023.
Name	Age	Position
Executive Officers
Douglas Francis	45	Executive Chair
Arden Lee	45	Chief Financial Officer
Randa McMinn	46	Chief Marketing Officer
Duncan Grazier	36	Chief Technology Officer
Brian Camire	42	General Counsel and Secretary
The following sets forth biographical information with respect to our executive officers who are not directors.
Arden Lee. Mr. Lee served as our Chief Financial Officer since June 2021. Mr. Lee served as Legacy WMH’s Chief Financial Officer from February 2019 to June 2021. Prior to joining Legacy WMH, Mr. Lee was the Vice President of Global Business Planning at Nike, Inc. from December 2016 to July 2018 and previously worked at Goldman Sachs & Co. from April 2007 to November 2016, most recently holding the position of Managing Director of Investment Banking. Mr. Lee also previously served as Vice President, Investment Banking at Citigroup, Inc. and Vice President, Mergers and Acquisitions at Deutsche Bank Securities. He holds an A.B. in Economics from Princeton University.
Randa McMinn. Ms. McMinn has served as our Chief Marketing Officer since November 2022. Prior to joining WM Technology, Ms. McMinn served as Chief Marketing Officer at Reali, from September 2019 to October 2022. From May 2018 to September 2019, Ms. McMinn served as Senior Vice President of Marketing at Ten-X and as Vice President of Integrated Marketing from February 2017 to April 2018. Ms. McMinn has served as an advisory board member at Aiquire Inc. since July 2021. Ms. McMinn holds a B.A. in Communications from the University of Nevada, Las Vegas and a MBA from the University of Texas at Dallas.
Duncan Grazier. Mr. Grazier has served as our Chief Technology Officer since December 2022. Mr. Grazier previously served (for both Legacy WMH and the Company) as Senior Vice President, Engineering from November 2020 to December 2022. Mr. Grazier served as an advisor to American Field from January 2019 to April 2019, and served as VP of Engineering at MealPal, from April 2019 to August 2019. He also previously served as founding Chief Technology Officer for Voray, Inc. from December 2015 to November 2018. Mr. Grazier attended the Rochester Institute of Technology from 2005 to 2008.
Brian Camire. Mr. Camire has served as our General Counsel and Secretary since June 2021. Mr. Camire served as Legacy WMH’s General Counsel from May 2019 to June 2021. Prior to joining Legacy WMH, Mr. Camire served as Associate General Counsel of Snap Inc. from May 2016 until April 2019 and as Corporate Counsel from March 2015 to May 2016. From January 2011 to February 2015, Mr. Camire worked as an associate attorney at Cooley LLP. Mr. Camire holds a B.A. in Mathematics from Northwestern University and a J.D. from the University of Michigan Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of April 20, 2023, by:
•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A Common Stock and Class V Common Stock;
•	each of our current Named Executive Officers and directors; and
•	all of our current executive officers and directors, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 148,059,827 shares of our Class A Common Stock and Class V Common Stock issued and outstanding as of April 20, 2023 and do not take into account the issuance of any shares of Class A Common Stock upon (i) the exercise of 19,499,973 Warrants to purchase an aggregate of 19,499,973 shares of Class A Common Stock or (ii) the exchange of 15,024,862 Class P Units for up to 15,024,862 shares of Class A Common Stock. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of our Common Stock.
Name of Beneficial Owner(1)	Number of Shares of Class A Common Stock Beneficially Owned	% of Class A Common Stock	Number of Shares of Class V Common Stock Beneficially Owned(2)	% of Class V Common Stock	Combined % of Total Voting Power(3)
Directors and Named Executive Officers:
Christopher Beals(4)	428,773	0.5%	6,166,819	11.1%	4.5%
Tony Aquila(5)	5,020,186	5.4%	—	—	3.4%
Douglas Francis(6)	4,981,723	5.4%	22,970,182	41.4%	18.9%
Justin Hartfield(7)	20,186	*	29,318,217	52.8%	19.8%
Scott Gordon	124,481	0.1%	—	—	0.1%
Fiona Tan	20,186	*	—	—	*
Olga Gonzalez	20,186	*	—	—	*
Brenda Freeman	20,186	*	—	—	*
Anthony Bay	25,292	*	—	—	*
Arden Lee	212,907	0.2%	—	—	0.1%
Brian Camire	66,063	0.1%	—	—	*
Duncan Grazier	35,054	*	—	—	*
Justin Dean(4)	61,447	0.1%	—	—	*
Juanjo Feijoo(4)	106,511	0.1%	—	—	0.1%
All Directors and Executive Officers of the Company as a Group (14 Individuals)(8)	11,143,181	12%	49,986,027	90.1%	41.3%
Five Percent Holders:
Ghost Media Group, LLC(6)(7)	—	—	8,469,191	15.3%	5.7%
Senvest Management, LLC(9)	7,806,571	8.4%	—	—	5.3%
The Vanguard Group(10)	5,962,048	6.4%	—	—	4.0%
*	Represents beneficial ownership of less than 0.1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 41 Discovery, Irvine, California 92618.
(2)	Holders of Class A Common Stock and Class V Common Stock are entitled to one vote for each share of Class A Common Stock or Class V

Common Stock, as the case may be, held by them. Each share of Class V Common Stock, together with a corresponding limited liability company interest in WMH LLC (as defined below) (together, a “Paired Interest”) is exchangeable for shares of Class A Common Stock on a one-for-one basis from time to time at and after December 13, 2022, unless we determine to pay cash consideration for such Paired Interests.
(3)	Represents percentage of voting power of the holders of Class A Common Stock and Class V Common Stock voting together as a single class.
(4)
Beneficial ownership information for the Company’s former executive officers, Messrs. Beals, Dean and Feijoo, is as of November 7, 2022, December 5, 2022, and December 29, 2022, respectively, which are the dates on which such individuals ceased to be employees of the Company and are the most recent date for which information is available.

(5)
Includes 3,750,000 shares in the aggregate of shares of Class A Common Stock held by AFV Partners SPV-5 (WM) LLC (“AFV 5”), AFV Partners SPV-6 (WM) LLC (“AFV 6”) and three family trusts (the “Trusts”) upon the completion of the business combination pursuant to the PIPE subscription financing. Mr. Aquila is a managing member of AFV Management Advisors LLC, which exercises ultimate voting and investment power with respect to the shares held by AFV 5 and AFV 6 and a co-trustee of each of the Trusts and as such may be deemed to hold voting and dispositive power with respect to the shares held in the aggregate by such Trusts. It also includes 1,260,093 shares of Class A Common Stock that Mr. Aquila personally holds and 10,093 shares of underlying restricted stock units that vest on June 16, 2023. The business address of the reporting person is 2126 Hamilton Road Suite 260, Argyle, TX 76226.

(6)
The number of Class V Common Stock beneficially owned includes 12,431,818 shares of Class V Common Stock held by Mr. Francis, 8,469,191 shares of Class V Common Stock held by Ghost Media Group, LLC, 600,618 shares of Class V Common Stock held by Genco Incentives, LLC and 1,468,555 shares of Class V Common Stock held by WM Founders Legacy I, LLC. Ghost Media Group, LLC is controlled by Messrs. Francis and Hartfield and WM Founders Legacy I, LLC and Genco Incentives, LLC are controlled by Mr. Francis. Accordingly, Mr. Francis may be deemed to be a beneficial owner of the Class A Units held by Ghost Media Group, LLC, Genco Incentives, LLC and WM Founders Legacy I, LLC. The 4,981,723 shares of Class A Common Stock held by Mr. Francis include 240,963 shares of underlying restricted stock units that vest on May 15, 2023 and 10,093 shares of underlying restricted stock units that vest on June 16, 2023.

(7)
Includes 19,278,067 shares of Class V Common Stock held by Mr. Hartfield, 8,469,191 shares of Class V Common Stock held by Ghost Media Group, LLC and 1,570,959 shares of Class V Common Stock held by WM Founders Legacy II, LLC. Ghost Media Group, LLC is controlled by Messrs. Hartfield and Francis and WM Founders Legacy II, LLC is controlled by Mr. Hartfield. Accordingly, Mr. Hartfield may be deemed to be a beneficial owner of the shares held by Ghost Media Group, LLC and WM Founders Legacy II, LLC.

(8)
Class A Common shares consist of (i) 10,751,614 shares held of record by our current and former executive officers and directors, and (ii) 391,567 shares issuable upon the vesting of RSUs within 60 days of April 20, 2023.

(9)
Based solely on information obtained from a Schedule 13G filed by Senvest Management, LLC and Richard Mashaal on February 10, 2023, includes 7,806,571 shares of Class A Common Stock (including 1,959,017 shares of Class A Common Stock issuable upon exercise of warrants) held by Senvest Master Fund, LP, Senvest Technology Partners Master Fund, LP and Senvest Global (KY), LP (the “Investment Vehicles”). Senvest Management, LLC may be deemed to beneficially own the securities in the case of the shares of Class A Common Stock underlying the warrants, held by the Investment Vehicles by virtue of Senvest Management, LLC’s position as investment manager of the Investment Vehicles. Mr. Mashaal may be deemed to beneficially own the securities in the case of the shares of Class A Common Stock underlying the warrants, held by the Investment Vehicles by virtue of Mr. Mashaal’s status as the managing member of Senvest Management, LLC. The business address of the reporting person is 540 Madison Avenue, 32nd Floor, New York, New York 10022.

(10)
Based solely on information obtained from a Schedule 13G filed by The Vanguard Group on February 9, 2023, includes 5,962,048 shares of Class A Common Stock. The business address of the reporting person is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with, with the exception of one Form 4 for the sale of shares of Class A Common Stock, which was inadvertently filed late for each of Messrs. Hartfield and Francis and one Form 4 for a restricted stock unit grant, which was inadvertently filed late for Mr. Bay due to an administrative error.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis provides information regarding the 2022 compensation program for our Named Executive Officers. For 2022, our Named Executive Officers were:
•	Douglas Francis, our principal executive officer and Executive Chair[1];
•	Christopher Beals, our former Chief Executive Officer and Director[2];
•	Arden Lee, our Chief Financial Officer;
•	Juan Jose Feijoo, our former Chief Operating Officer[3]; and
•	Justin Dean, our former Chief Technology Officer and Chief Information Officer[4];
•	Brian Camire, our General Counsel and Secretary.
•	Duncan Grazier, our Chief Technology Officer[5]
The following discussion and analysis describes the material elements of our executive compensation program during 2022. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why we arrived at the specific compensation decisions for our Named Executive Officers in 2022 and discusses the key factors that were considered in determining their compensation.
Executive Summary
Who We Are
Founded in 2008 we operate a leading online cannabis marketplace for consumers together with a comprehensive set of eCommerce and compliance software solutions for cannabis businesses, which are sold to both storefront locations and delivery operators (“retailers”) and brands in the United States, U.S. territories and Canadian legalized cannabis markets. Our comprehensive business-to-consumer (“B2C”) and business-to-business (“B2B”) suite of products afford cannabis retailers and brands of all sizes integrated tools to compliantly run their businesses and to reach, convert, and retain consumers.
Our mission is to power a transparent and inclusive global cannabis economy. Our technology addresses the challenges facing both consumers seeking to understand cannabis products and businesses who serve cannabis users in a legally compliant fashion. Over the past 14 years, Weedmaps has become a premier destination for cannabis consumers to discover and browse information regarding cannabis and cannabis products, permitting product discovery and order-ahead for pickup or delivery by participating retailers. Weedmaps for Business is a set of eCommerce-enablement tools designed to help retailers and brands get the best out of the Weedmaps’ consumer experience, create labor efficiencies, and manage compliance needs. These tools support cannabis businesses at every stage in the consumer funnel, enabling them to:
•	Strategically reach prospective cannabis consumers;
•	Manage pickup, delivery and inventory in compliance with local regulations;
•
Help improve the customer experience by creating online browsing and ordering functionality on a brand or retailer (including delivery) operator’s website and by extending that functionality in-store with kiosks;

•	Foster customer loyalty and re-engage with segments of consumers;
•	Leverage the Weedmaps for Business products in conjunction with any other preferred software solutions via integrations and application programming interfaces (“APIs”); and
•	Make informed marketing and merchandising decisions using performance analytics and consumer and brand insights to promote products to specific consumer groups.
[1]	Mr. Francis, our Executive Chair, became our principal executive officer effective November 7, 2022.
[2]	Mr. Beals, our former Chief Executive Officer and Director, terminated effective November 7, 2022.
[3]	Mr. Feijoo, our former Chief Operating Officer, terminated effective December 31, 2022.
[4]	Mr. Dean, our former Chief Technology Officer, terminated effective December 5, 2022.
[5]	Mr. Grazier, formerly our Senior Vice President, Engineering, was appointed our Chief Technology Officer, effective December 5, 2022.

We hold a strong belief in the importance of enabling safe, legal access to cannabis for consumers worldwide. We believe we offer the only comprehensive software platform that allows cannabis retailers to reach their target audience, quickly and cost effectively, addressing a wide range of needs. We are committed to building the software solutions that power cannabis businesses compliantly in the industry, to advocating for legalization, licensing and social equity of cannabis, and to facilitating further learning through partnership with subject matter experts to provide detailed, accurate information about cannabis.
2022 Business Highlights
Certain key financial results, and strategic and operational achievements are highlighted below, while full financial results, including reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures, are reflected in Appendix A, beginning on page 61 of this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2022, which can be found at our website at ir.weedmaps.com and on the SEC’s website.
In fiscal year 2022, we achieved revenue of $216 million, which represents a 12% increase over fiscal year 2021. Our growth was impacted by end market challenges, especially in our largest markets, that limited overall industry growth to less than 5%. We saw elevated churn from clients who faced financial health challenges starting in Q2 of fiscal 2022 as the continued licensed end-market declines across large states like California and Colorado were further exacerbated by rising fuel costs and macro inflationary pressures on operating margins of many of our clients with Delivery operations. These headwinds resulted in pressure on Average Monthly Revenue per Paying Client, which declined quarter-over-quarter in Q2 through Q4 of fiscal 2022. During this time, we continued to grow our client base and ended the year with 5,457 average monthly paying clients, a 25% increase over 2021.
We also welcomed back our co-founder, Doug Francis, to lead the business which we believe is the right strategic move given his extensive company and industry knowledge and that he is the best person to lead WM Technology, and work with our clients, through this challenging period in the cannabis end market. We believe that given these changes, we are in a strong position to capture growth opportunities in front of us, including;
•	Continuing to leverage and optimize our first-party data assets.
•	Growing our marketplace.
•	Expanding our existing markets and entering new markets.
•	Expanding our solutions and increasing monetization opportunities as federal and state laws allow.
•	Pursuing strategic partnership opportunities.
Finally, given the investments in the business we have made over the past few years, we resized our cost structure in 2022 to enable, beginning in fiscal 2023, a return to our historical roots, prior to 2022 of positive Adjusted EBITDA and cash flows (cash flows defined as operating cash flows less capital expenditures).
2022 financial highlights include;
•	Revenue was $215.5 million for the year ended December 31, 2022, as compared to $193.1 million in the prior year.
•	Average monthly paying clients(1) was 5,457, as compared to 4,337 in the prior year
•	Average monthly revenue per paying client(2) was $3,291, as compared to $3,711 in the prior year.
•	Gross profit was $200.1 million, implying a 93% margin rate as compared to 96% in the prior year.
•
Net loss was $82.7 million as compared to net income of $152.2 million in the prior year. The net loss included the impact of severance payments related to headcount reductions as well as non-cash charges related to a full valuation allowance recorded against deferred tax assets and changes in fair value of warrant liability.

•	Adjusted EBITDA(3) was $(9.6) million as compared to $31.7 million in the prior year.
(1)	Average monthly paying clients are defined as the average of the number of paying clients billed in a month across a particular period (and for which services were provided).
(2)	Average monthly revenue per paying client is defined as the average monthly revenue for any particular period divided by the average monthly paying clients in the same respective period.
(3)
For further information about how we calculate EBITDA and Adjusted EBITDA as well as limitations of their use and a reconciliation of EBITDA and Adjusted EBITDA to net (loss) income, see “Reconciliation of Net (Loss) Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA before Provision for Doubtful Accounts in Appendix A at the end of this proxy statement.

2022 Executive Compensation Highlights
In 2022, the compensation of our Named Executive Officers6 was as follows:
•	Base Salaries – The annual base salary of our former Chief Executive Officer was $600,000[7], while the annual base salaries of our other Named Executive Officers ranged from $402,500[8] to $500,000.
•
Cash Bonus Payments – In 2022, our Named Executive Officers were eligible for annual discretionary cash bonuses based on the attainment of performance goals approved by the Compensation Committee of the Board (the “Compensation Committee”). For 2022, these cash bonus payments ranged, in the aggregate, from $11,531 to $162,592 for our other Named Executive Officers. Our former Chief Executive Officer and our former Chief Operating Officer did not receive ordinary course cash bonus payments but did receive a cash termination payment in 2022 (See “Executive Employment Arrangements” below).

•
Long-Term Incentive Compensation – Our Named Executive Officers, other than Mr. Grazier, did not receive long-term incentive compensation grants in 2022, as the performance based restricted stock unit (“PRSU”) and time-based restricted stock unit (“RSU”) grants in December 2021 described in “Long-Term Equity Incentive Compensation” below were intended to cover 2022 and 2023. Mr. Grazier did not receive PRSUs because he was promoted to his position during the fiscal year, however he did receive RSU awards as described below.

Relationship Between Pay and Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our Named Executive Officers and of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our Named Executive Officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:
•
The Compensation Committee adopted a formal cash bonus plan for 2022[9] that provides our Named Executive Officers with the opportunity to earn cash bonus payments if we produce short-term financial, operational, and strategic results that meet or exceed pre-established corporate performance goals and includes the evaluation of certain individual contributions in achieving those goals.

•
In addition, we grant both PRSU awards and time-based RSU awards that may be earned or vest and settled for shares of our Class A Common Stock, which in the aggregate comprise a majority of our Named Executive Officers’ target annual total direct compensation opportunities. The value of these equity awards depends entirely on the value of our Class A Common Stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our Named Executive Officers’ target total direct compensation is contingent in nature, rather than fixed, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
In 2022, approximately 60% of our former Chief Executive Officer’s target total direct compensation and approximately 44%, on average, of our other Named Executive Officers10 target total direct compensation consisted of variable, “at-risk” compensation.
We believe that this design provides balanced incentives for our Named Executive Officers to execute our operational objectives and drive long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee intends to regularly evaluate the relationship between the reported values of the equity awards granted to our Named Executive Officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our performance over this period.
[6]	Excludes our PEO Douglas Francis, as he did not receive employee compensation in 2022.
[7]	Mr. Beals’ annual base salary was $600,000; he terminated effective November 7, 2022.
[8]	Mr. Grazier’s salary of $350,000 was increased to $402,500 on March 1, 2022.
[9]	Excludes our PEO, Douglas Francis, and our Chief Technology Officer, Duncan Grazier.
[10]	Excludes Mr. Francis, who was not an employee in 2022.

Executive Compensation Policies and Practices
We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during 2022:
What We Do:
•
Maintain Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who determine our compensation policies and practices and who have established effective means for communicating with our stockholders regarding their executive compensation views and concerns, as described in this Proxy Statement.

•
Retain an Independent Compensation Consultant. In 2022, the Compensation Committee engaged its own compensation consultant to provide information, analysis, and other advice on compensation matters independent of management. This compensation consultant performed no other services for us during 2022.

•
Annual Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy and policies planned to be done annually, including review and approval of the 2022 short-term incentive plan for executive officers.

•
Compensation “At-Risk.” Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ target annual total direct compensation is “at-risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.

•
Use of “Pay-for-Performance” Philosophy. The majority of our Named Executive Officers’ target annual total direct compensation is directly linked to our financial results and our stock price performance.

•
Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers are earned and/or vest over multi-year periods, consistent with current market practice and our retention objectives.

•
Maintain “Double-Trigger” Change-in-Control Arrangements. Our Named Executive Officers are eligible to participate in the Severance and Change in Control Plan, which provides certain payments and other benefits in the event of an involuntary termination of employment in connection with a change-in-control of the Company. These “double-trigger” arrangements require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid. In addition, all such payments and benefits are subject to the execution and delivery of an effective general waiver and release of claims in favor of the Company.

•	Health and Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other employees.
•	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
What We Don’t Do:
•
No Executive Officer Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all our other employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

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Limited Executive Officer Perquisites. We generally provide benefits to our Named Executive Officers on the same basis as provided to all of our employees, including health, dental and vision insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified Section 401(k) plan.

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No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits that are contingent upon a change-in-control of the Company.

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No Hedging or Pledging of our Securities. As part of our insider trading policy, all our directors, officers, employees and certain designated consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving our securities.

Stockholder Advisory Votes on Named Executive Officer Compensation
At the annual meeting to which this Proxy Statement relates, we will be conducting a non-binding vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote).
See “Proposal 2: Advisory Vote, on a Non-binding Basis, to Approve the Compensation of Our Named Executive Officers for the Year Ended 2022” in this Proxy Statement.
Although these are non-binding, advisory votes, we value the opinions of our stockholders. At our 2022 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our Named Executive Officers (91.5% of votes cast). The Board and the Compensation Committee believe this level of stockholder support reflects a very strong endorsement of our compensation policies and decisions. The Compensation Committee has considered the results of this advisory vote on executive compensation in determining our compensation policies and decisions for 2023 and has determined that these policies and decisions are appropriate and in our best interests and those of our stockholders at this time.
The Compensation Committee will consider the outcome of the 2023 Say-on-Pay vote, in addition to other relevant stockholder feedback that may be received throughout the year, when making further compensation decisions for our Named Executive Officers.
Executive Compensation Philosophy and Objectives
Our executive compensation program is designed to achieve our ambitious goals by attracting, motivating, and retaining talented, deeply qualified, and committed individuals who believe in our mission, while rewarding them for long-term value creation. Specifically, our compensation philosophy is as follows:
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Attract Top Talent – Given the nature of our business and our long-term financial and strategic objectives, we must compete with other top technology companies for talent to build and grow our Company;

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Develop and Maintain a Performance-Based Culture – To be successful in a highly competitive market for talent, we must create consistency through a compensation program that motivates exceptional performance by expanding the reach of our employees’ incentives so that they may share in the success of our business with our stockholders; and

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Retain Exceptional Employees – To ensure that we can meet our objectives, we must foster a culture that instills a sense of commitment to the organization and each other while, at the same time, recognizing and rewarding individual contributions and impact.

A critical priority is to promote a long-term commitment to the Company by our Named Executive Officers and other key employees. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers and knowledgeable, experienced employees. Our team-focused culture and management processes are designed to foster this commitment.
While we are still evolving our compensation policies and practices, we strive for a fair, competitive, transparent, and equitable approach in recognizing and rewarding our Named Executive Officers and other employees. We take a principled approach to providing fair, relevant, and competitive compensation and benefits to a dynamic workforce with diverse needs. For our Named Executive Officers, we aim to balance short-term and long-term compensation and fixed amounts of cash with variable incentive compensation.

Executive Compensation Design
The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and stockholders and link pay with performance. In April 2021, management approved an updated compensation peer group with the assistance of our compensation consultant (as described below), to analyze the compensation of our Named Executive Officers. Based on an analysis performed in 2021, base compensation for our Named Executive Officers was not adjusted in 2022. In addition, in 2022, our Named Executive Officers were eligible for annual discretionary cash bonuses based on the attainment of performance goals approved by the Compensation Committee and includes the evaluation of certain individual contributions in achieving those goals. Also, as noted above, we grant both PRSU awards and time-based RSU awards the value of which depend entirely on the value of our Class A Common Stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders. We expect the specific direction, emphasis, and components of our executive compensation program will continue to evolve as determined by the Compensation Committee. We continue to transition to a more empirically-based approach that involves positioning our executive compensation against the competitive market based on an analysis of peer group data and broad-based executive compensation surveys.
Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee is responsible for discharging the responsibilities of the Board relating to the compensation of our Named Executive Officers and the non-employee members of the Board. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing, evaluating and approving the compensation plans, policies, and practices applicable to our Named Executive Officers.
We expect that the compensation of our Named Executive Officers will be reviewed at least annually by the Compensation Committee and will be informed by the recommendations of our Chief Executive Officer or Executive Chair. The Compensation Committee will then evaluate and determine any recommended compensation adjustments or awards to our Named Executive Officers or make recommendations to the Board for final determination. We expect that as part of this review process, the Compensation Committee will apply the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels to ensure our executive compensation program remains competitive based on input and market data from its compensation consultant. The Compensation Committee will also evaluate whether we are meeting our retention objectives and the potential cost of replacing any of our Named Executive Officers.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies, and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.
The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is intended to be reviewed annually and revised and updated as warranted. Our Compensation Committee charter is located at our website at ir.weedmaps.com.
The Compensation Committee has retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions with respect to the compensation of our Named Executive Officers.
Setting Target Total Direct Compensation
Going forward, the Compensation Committee intends to schedule, during the first quarter of each year, a review of the compensation arrangements of our Named Executive Officers. As part of this review, the Compensation Committee will evaluate the base salary levels, cash bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria.
The Compensation Committee does not intend to establish a specific target for formulating the target annual total direct compensation opportunities of our Named Executive Officers. In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:
•	our executive compensation program objectives;
•	our performance against the financial, operational, and strategic objectives established by the Compensation Committee and the Board;
•	each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at companies in the competitive market;
•	the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in the competitive market;
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the prior performance of each Named Executive Officer, based on a subjective assessment of the Named Executive Officer’s contributions to our overall performance, ability to lead the applicable business unit or function and work as part of a team;

•	the potential of each Named Executive Officer to contribute to our long-term financial, operational and strategic objectives;
•	our Chief Executive Officer’s compensation relative to that of our other Named Executive Officers, and compensation parity among our Named Executive Officers;
•	our financial performance relative to our peers;
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the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data and selected broad-based compensation surveys; and

•	the recommendations of our Chief Executive Officer or Executive Chair with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for our Named Executive Officers. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not intend to weigh these factors in any predetermined manner, nor will it apply any formulas in developing its compensation decisions. The members of the Compensation Committee will consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.
The Compensation Committee does not intend to engage in formal benchmarking against other companies’ compensation programs or practices, to set compensation levels or make specific compensation decisions with respect to our Named Executive Officers. Instead, in making its determinations, the Compensation Committee will review information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the Compensation Committee intends to work with members of our management, including our Chief Executive Officer or Executive Chair. Our management will assist the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters (other than their own compensation). The Compensation Committee will solicit and review our Chief Executive Officer’s or Executive Chair’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our Named Executive Officers (except with respect to his own compensation).
At least once each year, our Chief Executive Officer or Executive Chair will review the performance of our other Named Executive Officers, based on such individual’s level of success in accomplishing the business objectives established in the prior year and overall individual performance during that year, and then will make recommendations to, the Compensation Committee. The Compensation Committee will review and discuss our Chief Executive Officer’s or Executive Chair’s proposals and recommendations with him and consider them as one factor in determining and approving the compensation of our other Named Executive Officers. Our Chief Executive Officer or Executive Chair generally attends meetings of the Board and the Compensation Committee at which executive compensation matters are addressed, except during discussions about his own compensation.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis, and other advice relating to the compensation of our Named Executive Officers, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chairperson, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In 2022, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers and with data analysis and selection of the compensation peer group.
During 2022, Compensia attended the meetings of the Compensation Committee as requested (both with and without management present) and provided various services including the analysis of our compensation peer group, the review and analysis for certain long-term incentive compensation opportunities for our Named Executive Officers, the development of tools for the efficient administration of the Compensation Committee, and a review of non-employee Board compensation. The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chairperson. Compensia also coordinated with our management for data collection and informal market comparisons for our Named Executive Officers. In 2022, Compensia did not provide any other services to us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq listing rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Competitive Positioning
We believe that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market going forward, the Compensation Committee intends to review and consider the compensation levels and practices of a select group of peer companies. This compensation peer group will consist of technology, Internet-related, interactive media, and retail consumer-related companies that are similar to us in terms of certain financial characteristics (primarily revenue and market capitalization) and other important criteria that are similar to us in terms of certain financial characteristics (primarily revenue and market capitalization) and other important criteria. The compensation data drawn from this compensation peer group is one of several factors that the Compensation Committee will consider in making its decisions with respect to the compensation of our Named Executive Officers.
In 2022, our Compensation Committee made adjustments to the compensation arrangements of our Named Executive Officers (other than Mr. Grazier) as determined in their discretion and based in part upon the recommendation of our former Chief Executive Officer using his assessment of each Named Executive Officer’s individual skills, experience, performance, expected future contributions, his knowledge of the Company and the competitive market for executive talent, and his business judgment.

In April 2021, management approved an updated compensation peer group with the assistance of Compensia to analyze the compensation of our Named Executive Officers. In identifying and selecting the companies to comprise the compensation peer group, Compensia considered the following primary criteria:
•	publicly-traded companies headquartered in the United States;
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companies with an emphasis on application software, internet services and infrastructure, interactive media and services, healthcare technology, internal and direct marketing retail, and systems software;

•	companies with annual revenue within the range of approximately 0.5x to approximately 2.0x our estimated 2021 revenue of $205 million; and
•	companies with market capitalizations within the range of approximately 0.25x to approximately 4.0x our estimated market capitalization of approximately $3 billion at April 2021.
After evaluating the proposed peer companies against these criteria, the Compensation Committee approved the following compensation peer group for the rest of 2021 and its impending status as a public company:
AppFolio, Inc. (APPF)	GoodRx Holdings, Inc. (GDRX)	Rapid7, Inc. (RPD)
BigCommerce Holdings, Inc. (BIGC)	Health Catalyst, Inc. (HCAT)	SailPoint Technologies Holdings, Inc. (N/A)
Blackline, Inc. (BL)	Momentive Global Inc. (MNTV)	Smartsheet Inc. (SMAR)
Eventbrite, Inc. (EB)	nCino, Inc. (NCNO)	Sprout Social, Inc. (SPT)
Everbridge, Inc. (EVBG)	Pluralsight, Inc. (N/A)	Yext, Inc. (YEXT)
EverQuote, Inc. (EVER)	Q2 Holdings, Inc. (QTWO)	Zuora, Inc. (ZUO)
fuboTV Inc. (FUBO)
In 2022, the Compensation Committee reviewed the compensation peer group approved in April 2021 and made no changes.
The Compensation Committee intends to use data drawn from the companies in our compensation peer group, as well as data drawn from a custom cut of the Radford Global Technology Survey (which included participating peer companies and additional financially comparable industry competitors), to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target cash bonus opportunities, and long-term incentive compensation opportunities. While the Compensation Committee considers peer data to be a helpful reference to assess the competitiveness and appropriateness of our executive compensation program, the Committee applies its own business judgment and experience to determine individual compensation and does not set or target the compensation of our executives at specific levels or within specified percentile ranges relative to peer company pay levels.
The Compensation Committee intends to review our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account the factors listed above, including changes in both our business and the businesses of the companies in the peer group.
Compensation Elements
Generally, our executive compensation program consists of three principal elements – base salary, cash bonus opportunities, and long-term incentive compensation in the form of equity awards.
Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing a competitive fixed amount of cash compensation based on the executive’s role, prior experience, and expected contributions to the Company
Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve business objectives tied to

Element	Type of Element	Compensation Element	Objective
specific Company metrics and which are aligned to our annual priorities, with the payout opportunity based on Company and individual performance
Long Term Incentive Compensation	Variable	Equity awards in the form of RSU awards that may be settled for shares of our Class A Common Stock and PRSU awards that may be earned and settled for shares of our Class A Common Stock	Designed to align the interests of our executives and our stockholders while helping to attract and retain talented leaders by paying for performance
We also provide certain post-employment compensation (severance and change-in-control) payments and benefits that are consistent with our view of competitive market practices, and other benefits, such as health and welfare programs, including a Section 401(k) retirement savings plan. In general, our executive officers participate in the standard employee health and welfare benefit programs available to our employees generally.
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is a critical element of compensation intended to attract and retain highly talented individuals. Generally, the base salary for each Named Executive Officer is intended to provide a fixed amount of cash compensation that is based on the executive’s role, experience, and expected contributions to the Company. Base salary is also designed to provide our Named Executive Officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.
The annual base salaries of our Named Executive Officers for 2022 were as follows:
Named Executive Officer(1)	2022 Base Salary ($)
Christopher Beals(2)	$600,000
Arden Lee	$500,000
Juanjo Feijoo(2)	$440,000
Justin Dean(2)	$475,000
Brian Camire	$410,000
Duncan Grazier(3)	$394,221
(1)	Excludes Douglas Francis, our Executive Chair, who earned no base salary in 2022.
(2)	Messrs. Beals, Dean and Feijoo terminated effective November 7, 2022, December 5, 2022, and December 29, 2022, respectively.
(3)	Mr. Grazier’s previous annual base salary was $350,000 and was increased to $402,500 on March 1, 2022.
Upon review, the Compensation Committee made no adjustments to, and confirmed the annual base salaries of our Named Executive Officers in December 2021 (other than Mr. Grazier, who was appointed in December 2022) as part of its annual review of our executive compensation program. Upon review, Mr. Grazier’s annual base salary was increased in March 2022 by his supervisor, the former Chief Technology Officer Mr. Dean, and approved by the former Chief Executive Officer.
The base salaries paid to our Named Executive Officers during 2022 are set forth in the “2022 Summary Compensation Table” below.
Cash Bonuses
Target Bonus Opportunities
In December 2021, each Named Executive Officer (other than Mr. Grazier) was assigned a target cash bonus opportunity by the Compensation Committee, expressed as a percentage of the Named Executive Officer’s annual base salary. Mr. Grazier was previously assigned a target cash bonus opportunity by his supervisor, the former Chief

Technology Officer Mr. Dean, and was approved by the former Chief Executive Officer in July 2021 after his promotion to Senior Vice President, Engineering in 2020, expressed as a percentage of his annual base salary. From time to time, our Compensation Committee may adjust a Named Executive Officer’s target cash bonus opportunity after taking into account the Named Executive Officer’s position, role and responsibilities, experience, prior target cash bonus opportunity, the target bonus opportunities of our other Named Executive Officers, and our compensation objectives. Our Compensation Committee also considered information about the target bonus opportunities of similarly situated executives in other companies at a similar stage of development.
The target cash bonus opportunities of our Named Executive Officers for 2022, as a percentage of annual base salary, were as follows:
Named Executive Officer(1)	2022 Target Cash Bonus Opportunity (as a percentage of base salary)	2022 Target Cash Bonus Opportunity ($)
Christopher Beals	60%	$360,000
Arden Lee	50%	$250,000
Juanjo Feijoo	70%	$308,000
Justin Dean	25%	$118,750
Brian Camire	25%	$102,500
Duncan Grazier	50%	$196,875
(1)	Excludes Douglas Francis, our Executive Chair, who was not an employee or eligible for a bonus in 2022.
Evaluation of Performance
Our former Chief Executive Officer had the discretion to determine whether to pay and, if so, the amount of each Named Executive Officer’s (other than Mr. Grazier’s and Mr. Francis’) cash bonus tied to the individual award component of the 2022 short-term incentive plan (“STIP”) for the Named Executive Officers approved by the Compensation Committee in April 2022, based upon his quantitative evaluation of the Company’s financial and operational performance and his qualitative evaluation of the impact of the Named Executive Officer’s contributions to that performance. The individual award comprised 15% of the cash bonuses available under the STIP. These cash bonuses were intended to reward our Named Executive Officers who had a positive impact on our corporate results. Mr. Grazier’s cash bonus in 2022 was determined based on our corporate performance and his supervisor’s assessment11 of his individual contributions to that performance during each of the first two fiscal quarters, and the second half of 2022.
Cash Bonus Payments
In April 2022 the Compensation Committee approved the STIP for 2022, which in addition to the individual award component, was largely based on our actual financial performance for the year. The company performance award comprised 85% of the cash bonuses available under the STIP, and was based on (i) fiscal year 2022 Revenue achievement (71% of the company performance award) and (ii) fiscal year 2022 Adj. EBITDA achievement (29% of the company performance award). The Compensation Committee reviewed and provided input on our Executive Chair’s determinations as to each Named Executive Officer’s cash bonus.
[11]
Mr. Grazier’s supervisor for his individual performance assessment during the first two fiscal quarters of 2022 was our former Chief Technology Officer, Mr. Dean, and his performance rating for the second half of 2022 was approved by Mr. Francis.

Based on our Compensation Committee’s assessment of our corporate performance and each Named Executive Officer’s individual contributions to that performance during each fiscal quarter, our Named Executive Officers earned the following aggregate cash bonuses in 2022:
Named Executive Officer(1)	2022 Target Cash Bonus Opportunity ($)	Actual 2022 Cash Bonus ($)(2)	Actual 2022 Cash Bonus (as a percentage of target cash bonus opportunity)
Christopher Beals	$360,000	—	—
Arden Lee	$250,000	$28,125	11%
Juanjo Feijoo	$308,000	—	—
Justin Dean	$118,750	—	—
Brian Camire	$102,500	$11,531	11%
Duncan Grazier	$196,875	$162,592	83%
(1)	Excludes Douglas Francis, our Executive Chair, who was not an employee or eligible for a bonus in 2022.
(2)	Excludes Severance Payments for Messrs. Beals, Feijoo and Dean.
Going forward, we anticipate the Compensation Committee will design and adopt a similar cash bonus plan for our Named Executive Officers as part of its annual review of our executive compensation program.
The annual bonuses awarded to our Named Executive Officers for 2022 are set forth in the “Summary Compensation Table” below.
Long-Term Equity Incentive Compensation
We encounter significant competition for qualified personnel, and long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, and reward qualified and experienced executives. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executives without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our Class A Common Stock and, thereby, align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market.
In December 2021, we granted time-based RSU awards and PRSU awards, which may be settled for shares of our Class A Common Stock, to motivate and reward our Named Executive Officers for long-term increases in the value of our Class A Common Stock. Mr. Grazier was not a Named Executive Officer at the time, and received time-based RSU awards in August 2021 and March 2022 consistent with other non-executive employees. Mr. Francis was not an employee and did not receive any employee awards in 2022, although he received RSU awards as a Director as described in the Director Compensation section below. We view these equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives over a multi-year performance period, as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the stock underlying these awards vest or are earned. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we believe that we are able to incentivize and retain our Named Executive Officers using fewer shares of our Class A Common Stock than would be necessary if we used stock options to provide an equity stake in the Company. Further, since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our Named Executive Officers that are aligned with the interests of our stockholders. We believe that PRSU awards also serve as an effective source of motivation for our Named Executive Officers to drive our financial performance. In addition, PRSU awards provide a direct link between compensation and stockholder return, thereby motivating our Named Executive Officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives.
The Compensation Committee reviewed and determined the size of the equity awards of our then-current Named Executive Officers based on a formula that took into account each eligible Named Executive Officer’s position, qualifications, experience and a competitive market analysis prepared by its compensation consultant, and the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Based upon these factors, the Compensation Committee determined the size of each equity award at levels considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
The equity awards granted to our Named Executive Officers in 2022 under the WM Technology, Inc. 2021 Equity Incentive Plan (the “2021 Equity Plan”), were as follows:
Named Executive Officer	RSU Awards (number of units) (#)	RSU Awards (grant date fair value) ($)	PRSU Awards (target number of units) (#)	PRSU Awards (grant date fair value) ($)
Douglas Francis	41,493	193,357	—	—
Duncan Grazier	52,173	299,995	—	—
Christopher Beals(1)	292,969	565,430	—	—
(1)
The amounts include the aggregate incremental fair value related to the acceleration of Mr. Beals’ equity awards pursuant to his separation agreement. The incremental fair value for the modified equity awards was computed in accordance with FASB ASC Topic 718.

RSU Awards
The RSU awards granted to our Named Executive Officers in 2021 (other than Mr. Francis and Mr. Grazier, who have not been granted PRSUs) vest in equal quarterly installments over three years following the vesting commencement date, and vesting terminates upon the Named Executive Officer’s termination of continuous service with us. Each unit granted pursuant to these RSU awards represents a contingent right to receive one share of our Class A Common Stock for each unit that vests.
The RSU awards granted to Mr. Grazier vest in equal quarterly installments over four years commencing on the first vest date (except that Mr. Grazier’s first grant vests the first ¼th on a one-year cliff first vest date), and vesting terminates upon Mr. Grazier’s termination of continuous service with us. Each unit granted pursuant to these RSU awards represents a contingent right to receive one share of our Class A Common Stock for each unit that vests. The RSU awards granted to Mr. Francis are described in the Director Compensation section below.
PRSU Awards
The PRSUs granted to our Named Executive Officers (other than Mr. Francis and Mr. Grazier) vest only if we achieve specified performance goals during the performance period beginning on January 1, 2022 and ending on December 31, 2023. The actual number of PRSUs that vest will be determined based upon the following calculation: (i) the sum of (A) the Revenue CAGR Percentage (as defined in the PRSU award agreement) multiplied by 0.75, plus (B) the Adjusted EBITDA Margin Percentage (as defined in the PRSU award agreement) multiplied by 0.25, then multiplied by (ii) the target Number of PRSUs granted to the Named Executive Officer, with the resulting number of PRSUs rounded down to the nearest whole unit.
The number of PRSUs that vest will be determined by our Compensation Committee within 90 days following the end of the performance period, which is referred to as the determination date. Each eligible Named Executive Officer must remain employed by us through the determination date for the PRSU award to vest.
Threshold achievement of the Revenue CAGR performance metric will result in a 50% Revenue CAGR Percentage, target achievement of the Revenue CAGR performance metric will result in a 100% Revenue CAGR Percentage, and maximum achievement of the Revenue CAGR performance metric will result in a 200% Revenue CAGR Percentage, with the Revenue CAGR Percentage interpolated linearly and rounded up the nearest percentage point between these level after threshold performance is attained.
Threshold achievement of the Adjusted EBITDA Margin performance metric will result in a 50% Adjusted EBITDA Margin Percentage, target achievement of the Adjusted EBITDA Margin performance metric will result in a 100% Adjusted EBITDA Margin Percentage, and maximum achievement of the Adjusted EBITDA Margin performance metric will result in a 200% Adjusted EBITDA Margin Percentage, with the Adjusted EBITDA Margin Percentage interpolated linearly and rounded up the nearest percentage point between these level after threshold performance is attained.
The equity awards granted to our Named Executive Officers during 2022 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” below.

Health and Welfare Benefits
Our Named Executive Officers are generally eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all our other eligible employees. These benefits include medical, dental, and vision insurance, vacation, personal holidays, and sick days, basic life insurance and supplemental life insurance, short-term and long-term disability insurance, and a Section 401(k) retirement savings plan. In addition, our executives are eligible for life insurance and disability benefits paid for by us.
We maintain a tax-qualified Section 401(k) retirement savings plan (the “Section 401(k) Plan”) that provides our employees, including our Named Executive Officers, who satisfy certain eligibility requirements, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the Section 401(k) Plan as of the first day of the month following the day they complete three months of employment and participants are able to defer, either on a pre-tax basis or on an after-tax (Roth) basis through contributions to the Section 401(k) Plan, up to 90% of their eligible compensation, but within the limits prescribed by the Internal Revenue Code (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. Under the Section 401(k) Plan, we make matching contributions of 100% of each participant’s elective deferrals of the first 1% of such participant’s eligible compensation plus 50% of each participant’s elective deferrals of the next 2% to 6% of such participant’s eligible compensation, up to a maximum matching contribution of 3.5% of eligible compensation. The Section 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the Section 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
We believe these benefits are generally consistent with those offered by other companies and specifically those companies with which we compete for employees. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make them more efficient and effective, and for recruitment and retention purposes. During 2022, our Named Executive Officers did not receive perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Offer Letters
Each of our Named Executive Officers (other than Mr. Francis, who was not an employee in 2022) have, or had, entered into written employment offer letters, which set forth each Named Executive Officer’s initial base salary, eligibility to receive an annual bonus, eligibility to received discretionary bonuses, certain employee benefits, a recommendation for an equity award and eligibility to participate in our employee benefit plans and programs on the same basis as those plans and programs are made available to other similarly situated employees. We believe that these arrangements were necessary to secure the service of these individuals in a highly competitive job market. As a condition to entering into these employment offer letters, each Named Executive Officer was required to execute our Confidential Information, Non-Solicitation and Inventions Assignment Agreement.
For additional information about the employment offer letters with our Named Executive Officers, see “Employment Arrangements” below.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change-in-control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining our Named Executive Officers’ compensation. We do believe, however, that these arrangements are necessary to offer competitive compensation packages.

In December 2021, we adopted a Severance and Change in Control Plan (the “Severance Plan”). Each of our Named Executive Officers (other than Mr. Grazier and Mr. Francis) is eligible to participate in the Severance Plan, which provides certain benefits. We believe these the Severance Plan provides reasonable compensation in the form of a cash severance payment (which is based on a participant’s base salary and target annual bonus (if any), certain limited health care benefits, and, in connection with a termination of employment in connection with a change-in-control of the Company, acceleration of vesting and/or exercisability any outstanding and unvested equity awards, to a Named Executive Officer upon leaving our employ under certain circumstances to facilitate a transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a general waiver and release of all claims as a condition to receiving post-employment compensation payments or benefits. We believe that the Severance Plan helps maintain our Named Executive Officers’ continued focus on their assigned duties to maximize stockholder value if there is a potential change-in-control transaction and mitigate the risk of subsequent disputes or litigation.
For a description of the Severance Plan and the specific post-employment compensation arrangements of our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below. For a description of payments made in 2022 under the Severance Plan and descriptions of the separation agreements entered into in 2022, see “Executive Employment Arrangements” below.
Equity Award Grant Policy
The Compensation Committee has adopted an equity award grant policy to ensure the integrity and efficiency of our equity award process. The Board has delegated to the Compensation Committee the express authority to serve as administrator of the 2021 Equity Plan, although such delegation of authority is not exclusive as the Board retains concurrent rights to grant equity awards under the 2021 Equity Plan.
The Compensation Committee has delegated to the Equity Grant Committee (which consists of our Chief Executive Officer, General Counsel, and Chief Financial Officer) (the “EGC”) the nonexclusive authority to grant equity awards to employees who are not “officers” as defined in Rule 16a-1 of the Exchange Act. Further, the EGC may not grant any equity award to a member of the EGC, any member of the Board, or any consultant. At least annually, the EGC will provide the Compensation Committee with a report summarizing the equity awards granted by the EGC during the applicable period.
It is also our intent that no equity awards will be backdated, nor will the timing of the public release of material information or of the grant of an equity award be manipulated with the intent of benefiting an award recipient.
Tax and Accounting Considerations
The Compensation Committee intends to take the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
For federal income tax purposes, publicly-traded companies may be prohibited under Section 162(m) of the Code from deducting employee remuneration in excess of $1 million paid to their principal executive officer, principal financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such individual being among the three highest compensated executive officers for the tax year, and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016.
Even if Section 162(m) may limit the compensation deduction, the Board and the Compensation Committee believe our compensation policies and practices should be designed to help us meet our established goals and objectives. While the Compensation Committee will consider the impact of the Section 162(m) deduction limitation, it intends to continue to compensate our Named Executive Officers in a manner that is in the best interests of our stockholders and reserves the right to make compensation decisions that may not be deductible under Section 162(m) where the Compensation Committee determines the compensation to be appropriate and in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Tony Aquila (Chairperson)
Anthony Bay
Scott Gordon
(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

 Summary Compensation Table
The following table shows compensation awarded or paid to, or earned by, our Named Executive Officers with respect to the years ended 2022, 2021 and 2020. The amounts in the “Stock awards” column reflect our accounting expense for these equity awards, as further described in the footnotes to the table, and do not necessarily represent the actual economic value that was realized in the stated year or may be realized by the Named Executive Officers.
Name and Principal Position(1)(2)	Year	Salary ($)	Bonus ($)(3)	Stock awards ($)(4)	Option awards ($)(5)	Non-equity incentive plan compensation ($)(6)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(7)	Total ($)
Douglas Francis, Executive Chair	2022	$0	$0	$193,357				$69,701	$263,058
Christopher Beals, former Chief Executive Officer	2022	$510,000	$0	$565,430				$1,061,245	$2,136,675
	2021	$600,000	$0	$10,000,000	$0	$0	$0	$14,467	$10,614,467
	2020	$600,000	$0	$0	$0	$0	$0	$0	$600,000
Arden Lee, Chief Financial Officer	2022	$500,000	$0			$28,125		$11,108	$539,233
	2021	$500,000	$667,081	$8,000,000	$0	$0	$0	$13,716	$9,180,797
Juanjo Feijoo, former Chief Operating Officer	2022	$440,000	$0					$620,423	$1,060,423
	2021	$436,923	$252,478	$6,000,000	$0	$0	$0	$12,757	$6,702,158
Justin Dean, former Chief Technology Officer and Chief Information Officer	2022	$416,995	$0	$0				$397,015	$814,010
	2021	$475,000	$110,583	$4,200,000	$0	$0	$0	$10,405	$4,795,988
	2020	$475,000	$190,000	$0	$718,119	$0	$0	$25,144	$1,408,263
Brian Camire, General Counsel and Secretary	2022	$410,000	$0			$11,531		$13,384	$434,915
	2021	$410,000	$297,931	$3,000,000	$0	$0	$0	$11,134	$3,719,065
Duncan Grazier, Chief Technology Officer	2022	$394,221	$162,592	$299,995				$10,504	$867,313
(1)	Only the applicable years are shown for respective Named Executive Officers.
(2)
Mr. Francis was not an employee in 2022 and began service as our principal executive officer on November 7, 2022; Mr. Beals served as our Chief Executive Officer and member of the Board until November 7, 2022; Mr. Dean served as our Chief Technology Officer and Chief Information Officer until December 5, 2022; Mr. Grazier, formerly our Senior Vice President, Engineering, was appointed our Chief Technology Officer, effective December 5, 2022.

(3)	The amounts represent performance-based, discretionary bonuses.
(4)
Amounts reflect the grant date fair value of all RSU awards; and for the PRSU awards at the target number of PRSUs granted in 2021, in accordance with ASC 718. The grant date fair value of each RSU award was measured based on the per share closing price of our Class A Common Stock on the date of grant. The amounts reported do not correspond to the economic value received by each NEO from the equity award; for example, the price of a share of our Class A Common Stock has declined significantly since the awards were granted in December of 2021. In addition, none of the PRSUs have had their performance conditions achieved at this time and the actual value of these awards will depend on our performance; there is no guarantee that the PRSUs will meet their performance conditions and vest due to a number of factors. For additional information regarding the market value of outstanding stock awards, see “Outstanding Equity Awards at Fiscal Year-End” below. With respect to Mr. Beals’ 2022 award in connection to his severance agreement, the fair value was measured based on the per share closing price of our Class A Common Stock on the date of modification in accordance with ASC 718. Because the PRSU awards are subject to specified company performance metrics, the grant date fair value reported was based upon the probable outcome of such conditions. For information regarding assumptions underlying the value of equity awards, see Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The actual vesting of the PRSU awards will be between 0% and 200% of the target number of PRSU awards granted. The value of the 2021 PRSU awards on the date of grant assuming the highest level of performance conditions will be achieved is $10,000,000 for Mr. Beals, $8,000,000 for Mr. Lee, $6,000,000 for Mr. Feijoo, $4,200,000 for Mr. Dean and $3,000,000 for Mr. Camire which is based on maximum vesting of the PRSU awards multiplied by the closing price of our Class A Common Stock on the date prior to the grant date. For additional information regarding the specific terms of the PRSU awards granted to our Named Executive Officers in 2021, see “Outstanding Equity Awards” below.

(5)
Amounts reflect the grant date fair value of all Class P Unit awards granted in 2021, in accordance with ASC 718. The grant date fair value of each Class P Units was measured using the Black-Scholes-Merton valuation model. For information regarding assumptions underlying the value of equity awards, see Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers.

(6)	Includes amounts paid under the STIP for 2022, as further described in the “Cash Bonus Payments” section above.
(7)
The amounts include (i) group term life insurance premiums in excess of the broad-based benefit level of $810, $486, $540, $216, $478, $779 for 2022 for Messrs. Lee, Feijoo, Camire, Grazier, Beals and Dean, respectively and $810, $486, $0, $540 and $540 for 2021 for Messrs. Lee, Feijoo, Camire, Beals and Dean, respectively; (ii) matching contributions under our 401(k) plan of $10,298, $12,822, $12,844, $12,192, $10,288 and $10,341 for 2022 for Messrs. Lee, Feijoo, Camire, Beals, Grazier and Dean, respectively, and $11,883, $12,248, $11,110, $9,312 and $9,841 for 2021 for Messrs. Lee, Feijoo, Camire, Beals and Dean, respectively; (iii) severance payments of $960,000, $561,000 and $356,250 for Messrs. Beals, Feijoo and Dean, respectively; (iv) vacation supplement of $46,115, $60,577 and $8,646 for Messrs. Feijoo, Beals and Dean, respectively; and (v) COBRA insurance costs of $27,998 and $20,998 for Messrs. Beals and Dean, respectively. Mr. Francis’ compensation reflects his fees earned as a Director, as noted in the “Director Compensation” section below, and did not include such benefits.

Grants of Plan-Based Awards
The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers in 2022:
		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (#)	Grant Date Fair Value of Stock and Option Awards (RSUs) ($)	Equity Incentive Plan Awards: Number of Shares of Stock or Units (PRSUs) (#)	Grant Date Fair Value of Stock and Option Awards (PRSUs) ($)
Name	Grant Date(1)	Threshold (#)	Target (#)	Maximum (#)
Douglas Francis	6/21/2022				41,493	193,357
Duncan Grazier	3/1/2022				52,173	299,995
Christopher Beals(2)	11/7/2022				292,969	565,430
(1)	The vesting schedule applicable to each award is set forth in the “Outstanding Equity Awards at Fiscal Year End” table.
(2)
The amounts include the aggregate incremental fair value related to the acceleration of Mr. Beals’ equity awards pursuant to his separation agreement. The incremental fair value for the modified equity awards was computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End
The following table shows certain information regarding outstanding equity awards for the Named Executive Officers as of December 31, 2022:
			Option Awards					Stock Awards
Name(1)	Grant Date	Vesting Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Douglas Francis	6/21/2022	(3)						41,493	41,908
	8/26/2021	(4)						20,187	20,389
Arden Lee	12/11/2021	(5)								78,125	78,906
	12/11/2021	(6)						364,585	368,231
	3/19/2019	(7)	1,187,895	51,648		6.35
Juanjo Feijoo	12/8/2020		92,964	0		10.00
	12/10/2019		433,840	0		8.03
Justin Dean	12/8/2020		108,461	0		10.00
	11/16/2018		371,863	0		6.28
Brian Camire	12/11/2021	(5)								29,296	29,589
	12/11/2021	(6)						136,720	138,087
	12/8/2020	(8)	123,956	123,953		10.00
	11/12/2019	(9)	379,610	54,230		8.03
Duncan Grazier	3/1/2022	(10)						42,393	42,817
	8/30/2021	(11)						55,869	56,428
	12/8/2020	(12)	30,988	30,989		10.00
	12/10/2019	(13)	50,356	11,621		8.03
(1)	Excludes Mr. Beals, who had no outstanding and unvested equity awards at 12/31/22.
(2)	The market value is based on the closing price of our common stock as of December 31, 2022 of $1.01 per share.
(3)	The remaining unvested RSU award vests in two annual installments beginning on June 16, 2023, subject to continued service with us.
(4)	The remaining unvested RSU award vests on June 21, 2023, subject to continued service with us.
(5)
The PRSUs will vest in accordance with the performance-based vesting conditions described above under “-Equity-Based Incentive Awards.” The number of shares subject to each named executive officer’s PRSU award assumes threshold achievement.

(6)	The remaining unvested RSU award vests in seven equal quarterly installments beginning on February 15, 2023, subject to continued service with us.
(7)	The remaining unvested Class P Unit award vests in two monthly installments beginning on January 25, 2023, subject to continued service with us.
(8)	The remaining unvested Class P Unit award vests in eight quarterly installments beginning on March 8, 2023, subject to continued service with us.
(9)	The remaining unvested Class P Unit award vests in two quarterly installments beginning on February 6, 2023, subject to continued service with us.
(10)	The remaining unvested RSU award vests in thirteen equal quarterly installments beginning on February 15, 2023, subject to continued service with us.
(11)	The remaining unvested RSU award vests in eleven equal quarterly installments beginning on February 15, 2023, subject to continued service with us.
(12)	The remaining unvested Class P Unit award vests in eight quarterly installments beginning on January 12, 2023, subject to continued service with us.
(13)	The remaining unvested Class P Unit award vests in three quarterly installments beginning on March 09, 2023, subject to continued service with us.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
For 2022, the compensation programs for our Named Executive Officers consisted of base salary, cash bonuses and equity-based incentive awards.
Base Salary
Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.
Cash Bonus
In 2022, Messrs. Beals, Lee, Feijoo, Dean, Grazier and Camire were each eligible for annual cash bonus awards of up to 60%, 50%, 70%, 25%, 50% and 25% respectively, of their annual salary subject to the attainment of performance goals set by our compensation committee. In 2022, Messrs. Beals, Lee, Feijoo, Dean, Grazier and Camire received annual cash bonus awards of 0%, 6%, 0%, 0%, 41% and 3% respectively, of their annual salary (excluding severance payments for Messrs. Beals, Feijoo and Dean).
Equity-Based Incentive Awards
As disclosed in our proxy statement for the 2021 fiscal year, we granted RSU and PRSUs in December 2021 to our then current Named Executive Officers. During fiscal year 2022 we did not grant any additional awards to our current Named Executive Officers other than the grant to Mr. Francis in connection with his service as a Director and the grant to Mr. Grazier described below.
On March 1, 2022, we granted Mr. Grazier 52,173 RSUs under our 2021 Equity Plan, which vest in equal quarterly installments over four years commencing on the first vest date. Vesting terminates upon Mr. Grazier’s termination of continuous service with us.
Mr. Francis was only granted RSUs pursuant to our Non-Employee Director Policy.
Benefits and Perquisites
We provide benefits to our Named Executive Officers on the same basis as provided to all of our employees, including health, dental and vision insurance; accidental death and dismemberment insurance; and a tax-qualified Section 401(k) plan. With the exception of life insurance and long-term disability insurance, we do not maintain any executive-specific benefit or executive perquisite programs.
Retirement Plans
We maintain a tax-qualified retirement plan that provides our employees, including our Named Executive Officers, who satisfy certain eligibility requirements with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month following the date they complete three months of employment and participants are able to defer, either on a pre-tax basis or on an after-tax (Roth) basis through contributions to the 401(k) plan, up to 90% of their eligible compensation, up to the contribution limits prescribed by the Code and applicable regulations or notices. All participants’ interests in their deferrals are 100% vested when contributed. We make matching contributions of 100% of each participant’s elective deferrals of the first 1% of such participant’s eligible compensation that is contributed plus 50% of each participant’s elective deferrals of the next 2% to 6% of such participant’s eligible compensation that is contributed, up to a maximum matching contribution of 3.5% of eligible compensation.
Executive Employment Arrangements
Each of our Named Executive Officers, other than Mr. Francis, have (or had) entered into an offer letter with Ghost Management Group, LLC, which provides for employment on an at-will basis. Mr. Francis did not have a written service agreement in 2022.
Christopher Beals
Mr. Beals previously entered into an offer letter with Ghost Management Group, LLC, dated July 31, 2015. Pursuant to the terms of the offer letter, Mr. Beals’ annual base salary was $600,000. Mr. Beals also was eligible to participate in the employee benefit plans generally available to our employees and maintained by us.

On November 7, 2022, we entered into a Separation Agreement with Mr. Beals (the “Beals Separation Agreement”), providing for the terms of Mr. Beals’ separation from employment and service as a Director with us. Under the Beals Separation Agreement, we have agreed to provide Mr. Beals with the following separation payments and benefits in lieu of any payments or benefits he may otherwise have been entitled to under the terms of his employment agreement: severance equal to twelve months of base salary; one year of paid COBRA premiums (which cease in the event of new coverage with a subsequent employer); an additional severance payment equal to his 2022 target bonus; and vesting acceleration of 292,969 RSUs. The Beals Separation Agreement contains a release of claims, subject to customary exceptions. The foregoing description of the Beals Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Beals Separation Agreement, a copy of which was filed with our Annual Report on Form 10-K for the year ended December 31, 2022 as Exhibit 10.18.
Arden Lee
Mr. Lee previously entered into an offer letter with Ghost Management Group, LLC, dated February 5, 2019. Pursuant to the terms of the offer letter, Mr. Lee’s current annual base salary is $500,000. Mr. Lee also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Juanjo Feijoo
Mr. Feijoo previously entered into an offer letter with Ghost Management Group, LLC, dated April 30, 2019. Pursuant to the terms of the offer letter, Mr. Feijoo’s annual base salary was $400,000, which increased to $440,000 following his promotion to Chief Operating Officer. Mr. Feijoo also was eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
On January 5, 2023, Mr. Feijoo and Ghost Management Group, LLC entered into a Separation and Release Agreement (the “Feijoo Separation Agreement”), providing for the terms of Mr. Feijoo’s separation from employment with us. Under the Feijoo Separation Agreement, Ghost Management Group, LLC has agreed to provide Mr. Feijoo with the following separation payments and benefits in lieu of any payments or benefits he may otherwise have been entitled to under the terms of his employment agreement: severance equal to nine months of base salary plus seventy-five percent (75%) of Mr. Feijoo’s Target Bonus under the Company’s Severance and Change in Control Plan, less any applicable taxes, deductions and withholdings; and nine months of paid COBRA premiums (which cease in the event of new coverage with a subsequent employer). The Feijoo Separation Agreement contains a release of claims, subject to customary exceptions. The foregoing description of the Feijoo Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Feijoo Separation Agreement, a copy of which was filed with our Annual Report on Form 10-K for the year ended December 31, 2022 as Exhibit 10.16.
Justin Dean
Mr. Dean previously entered into an offer letter with Ghost Management Group, LLC, dated October 3, 2018. Pursuant to the terms of the offer letter, Mr. Dean’s annual base salary was $475,000 per year. Mr. Dean also was eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
On December 5, 2022, Mr. Dean and Ghost Management Group, LLC entered into a Separation and Release Agreement (the “Dean Separation Agreement”), providing for the terms of Mr. Dean’s separation from employment with us. Under the Dean Separation Agreement, Ghost Management Group, LLC agreed to provide Mr. Dean with the following separation payments and benefits in lieu of any payments or benefits he may otherwise have been entitled to under the terms of his employment agreement: severance equal to nine months of base salary less any applicable taxes, deductions and withholdings; and nine months of paid COBRA premiums (which cease in the event of new coverage with a subsequent employer). The Dean Separation Agreement contains a release of claims, subject to customary exceptions. The foregoing description of the Dean Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Dean Separation Agreement, a copy of which was filed with our Annual Report on Form 10-K for the year ended December 31, 2022 as Exhibit 10.17.
Duncan Grazier
Mr. Grazier previously entered into an offer letter with Ghost Management Group, LLC, dated August 20, 2019. Pursuant to the terms of the offer letter, Mr. Grazier’s annual base salary was $250,000 per year, which increased to $402,500 following his promotion to Senior Vice President, Engineering. Mr. Grazier also was eligible to participate in the employee benefit plans generally available to our employees and maintained by us.

Brian Camire
Mr. Camire previously entered into an offer letter with Ghost Management Group, LLC, dated April 4, 2019. Pursuant to the terms of the offer letter, Mr. Camire’s annual base salary was $350,000, which increased to $410,000 per year. Mr. Camire also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Option Exercises and Stock Vested
The following table shows certain information regarding equity awards vested with respect to the Named Executive Officers in 2022:
Named	Equity Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Douglas Francis	10,093	47,033
Christopher Beals	488,281	1,497,719
Arden Lee	208,332	816,661
Juanjo Feijoo	156,248	612,492
Justin Dean	109,372	428,738
Brian Camire	78,124	306,246
Duncan Grazier	35,177	98,210
(1)
The value realized upon vesting of RSUs was calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vesting date. The value realized was determined without considering any taxes that may have been owed.

Pay-Ratio Information
Under the Dodd-Frank Act and the related SEC rule (the “Rule”), we are required to provide to our stockholders specified disclosure regarding the relationship of our Principal Executive Officer’s (“PEO”) total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure.
For 2022, the estimated median of the annual total compensation of all of our employees, excluding our former Chief Executive Officer, was $162,949 and the annual total compensation of our former Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,136,675. Based on this information, the ratio of the annual total compensation of our former Chief Executive Officer to the median of the annual total compensation of all other employees was estimated to be 13.1 to 1.
For purposes of determining PEO compensation, we only included 2022 compensation paid to Mr. Beals who served as our PEO through November 7, 2022. Mr. Francis, who began serving as our PEO on November 7, 2022 was only compensated in 2022 for his service as a member of the Board and received no additional compensation in 2022 for his service as the PEO.
The pay ratio above represents the Company’s reasonable estimate calculated in a manner consistent with the Rule and applicable guidance. The Rule and guidance provide significant flexibility in how to identify the median employee, and each company may use a different methodology and make different assumptions particular to the company. As a result, as the SEC explained when it adopted the Rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the Rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

In determining the pay ratio information provided above, we identified our “median employee” by using the following methodology, as permitted by the Rule:
•
We selected December 31, 2022, as the date upon which we would identify our employee population and median employee, and, from our tax and payroll records, we compiled a list of all our employees who were employed on that date, including employees working both within and outside of the United States.

•
Total cash compensation during the 2022 fiscal year was used as a consistently applied compensation measure to identify our median employee from the employees on the list. For this purpose, we define total cash compensation as the sum of base wages, annual incentives payable in cash, stock awards, 401(k) employer contributions, and severance payments during the year. We did not annualize the total cash compensation of any permanent employees who were employed for less than the full year. For employees working outside of the United States, total cash compensation was converted to U.S. dollars using the exchange rate on December 31, 2022.

•	Applying the methodology described above, we determined that our median employee was a Software Engineer II located in the United States.
For 2022, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of our former Chief Executive Officer, as reported in the Summary Compensation Table of this proxy statement.
The SEC’s pay ratio disclosure rules provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee and the pay ratio. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.
Potential Payments Upon Termination or Change in Control
Each of Mr. Lee and Mr. Camire is eligible to participate in the Severance Plan, which provides certain benefits.
The Severance Plan provides for severance and change in control benefits to our Named Executive Officers upon a “change in control termination” or a “regular termination” (each, as described below). Upon a change in control termination, each of Mr. Lee and Mr. Camire (our current Named Executive Officers eligible to participate in the Severance Plan) is entitled to (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment equal to 100% of the Named Executive Officer’s annual target cash bonus, (iii) full vesting acceleration of all outstanding equity awards (with any performance-based vesting awards deemed achieved at target level), and (iv) payment of group health insurance premiums for 12 months. Upon a regular termination, each of Mr. Lee and Mr. Camire is entitled to (i) continued payment of the Named Executive Officer’s base salary for 9 months, (ii) a lump sum payment equal to 75% of the Named Executive Officer’s annual target cash bonus, and (iii) payment of group health insurance premiums for 9 months. All benefits under the Severance Plan are subject to the Named Executive Officer’s execution of an effective release of claims against us.
For purposes of the Severance Plan, a “change in control termination” is a termination by us without “cause” (and not as a result of death or disability) or a resignation by the Named Executive Officer for “good reason” (each, as defined in the Severance Plan), that occurs during the period of time beginning three months before the closing of, and ending 12 months following the closing of, a “change in control” (as defined in our 2021 Equity Plan), which we refer to as the “change in control period.” A “regular termination” is a termination by us without cause that does not occur during a change in control period. No benefits are payable pursuant to our Severance Plan in the event of a Named Executive Officer’s retirement or voluntary resignation (other than for Good Reason, as described above).
Messrs. Feijoo, Dean and Beals were paid pursuant to separation agreements as reflected in Exhibits 10.16, 10.17 and 10.18, respectively, included in our Annual Report on Form 10-K for the year ended December 31, 2022, and as described in “Executive Compensation Arrangements” above.

The following table quantifies the amount of cash payments, continued health benefits, and the value of any equity acceleration our eligible Named Executive Officers would have received in connection with certain terminations of employment as if such termination of employment had occurred on December 31, 2022 and in the case of Messrs. Beals, Feijoo and Dean, did receive, in connection with their termination in 2022.
Name(1)(2)	Triggering Event	Salary ($)	Bonus ($)	Continued Benefits ($)	Equity Acceleration ($)(3)	Total ($)
Arden Lee	Involuntary Termination (non-CIC)	375,000	187,500	20,907	—	583,407
	Involuntary Termination during CIC period	500,000	250,000	27,876	999,481	1,777,357
Brian Camire	Involuntary Termination (non-CIC)	307,500	76,875	14,603	—	398,978
	Involuntary Termination during CIC period	410,000	102,500	19,470	374,806	906,776
Chris Beals	Separation Agreement	600,000	360,000	27,998	565,430	1,553,428
Justin Dean	Separation Agreement	356,250	—	20,998	—	377,248
Juanjo Feijoo	Separation Agreement	330,000	231,000	—	—	561,000
(1)	Excludes Mr. Francis and Mr. Grazier, as they had not been made eligible as of April 26, 2023 to participate in the Severance Plan.
(2)
Messrs. Beals, Dean and Feijoo terminated service and entered into separation agreements as described in “Executive Compensation Arrangements” above. Amounts shown reflect amounts received pursuant to their respective separation agreements.

(3)	Value of equity acceleration is calculated based on the $1.01 closing price of our stock on December 31, 2022.
Pension Benefits
Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2022.

Director Compensation
Non-Employee Director Compensation
In 2022, we compensated our non-employee directors in accordance with a Non-Employee Director Compensation Policy established by our Compensation Committee in consultation with the Board, compensation consultants, Chief Executive Officer, and other members of our senior management team. The Non-Employee Director Compensation Policy is intended to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber directors who are not our employees or officers.
The Non-Employee Director Compensation Policy was amended in 2022 with changes effective on 1/1/2022. The Non-Employee Director Compensation Policy that was effective for 2022 consisted of the following elements:
Description of Non-Employee Director Compensation	Amount ($)
Annual Retainer for Board Membership(1)(2)	50,000
Initial Grant of RSUs for All Non-Employee Directors(3)(4)	400,000
Annual RSU Grant for All Non-Employee Directors(4)(5)	200,000
Committee Additional Cash Retainer
Audit Committee Chairperson(1)(2)	20,000
Audit Committee member (other than Chairperson)(1)(2)	8,000
Compensation Committee Chairperson(1)(2)	12,000
Compensation Committee member (other than Chairperson)(1)(2)	5,000
Nominating and Corporate Governance Committee Chairperson(1)(2)	7,500
Nominating and Corporate Governance Committee member (other than Chairperson)(1)(2)	3,500
Additional Annual Retainer for Chairperson of the Board (if a Non-Employee Director)(1)(2)	50,000
Additional Annual Retainer for Lead Independent Director(1)(2)	15,000
(1)	Vested upon payment and paid in arrears on the last business day of each fiscal quarter in which the Non-Employee Director’s service occurred.
(2)
For 2022, for Mr. Bay, the annual retainer was pro-rated based on the days remaining in 2022 with the pro-rated amount paid for the first quarter of 2022, and regular full quarterly payments thereafter. If a Non-Employee Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, this annual retainer will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Non-Employee Director provides the service, and regular full quarterly payments thereafter.

(3)
The initial one-time RSU grant payable to the Non-Employee Directors will have a target grant value of $400,000 and will vest in three equal annual installments over three years from the date of the Non-Employee Director’s initial election or appointment to be a Non-Employee Director.

(4)
In the event of a change of control (as defined in the 2021 Equity Plan), any unvested portion of an equity award granted to our Non-Employee Directors pursuant to the Non-Employee Director Compensation Policy shall be 100% vested immediately prior to the closing of such change of control, subject to the Non-Employee Director’s continuous service with us on the effective date of the change of control.

(5)
At the close of business on the date of each annual meeting of our stockholders, each Non-Employee Director who will continue as a member of the Board following the date of such annual meeting of our stockholders will receive an annual RSU grant with a target grant value of $200,000 that vests, subject to change of control vesting acceleration, in full on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next each annual meeting of our stockholders.

The following table shows certain information with respect to the compensation of all non-employee directors of the Company in 2022. These amounts reflect our accounting expense for these RSUs, as further described in the footnotes to the table, and do not represent the actual economic value that was realized in 2022 or may be realized upon vesting by the non-employee director.
Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)(1)(2)	Total ($)
Tony Aquila	62,000	193,357	255,357
Anthony Bay(3)	80,378	595,627	676,005
Douglas Francis	69,701	193,357	263,058
Brenda Freeman	80,500	193,357	273,857
Olga Gonzalez	70,000	193,357	263,357
Scott Gordon	63,000	193,357	256,357
Justin Hartfield	50,000	193,357	243,357
Fiona Tan	53,500	193,357	246,857
(1)	The following table shows, for each named individual, the aggregate shares under stock awards and the aggregate shares underlying option awards held by that individual as of December 31, 2022.
(2)
Amounts reflect the grant date fair value of all service-vesting RSU awards in accordance with ASC 718, rather than amounts paid to or realized by the named individual. The grant date fair value of each RSU award was measured based on the closing price of our shares of our Class A Common Stock on the date of grant. The amounts reported do not correspond to the economic value received by each non-employee director from the equity award; for example, the price of a share of our Class A Common Stock has declined significantly since the awards were granted. For information regarding assumptions underlying the value of equity awards, see Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	Mr. Bay was appointed a member of the Board on March 7, 2022, and served as Chairperson from March 7, 2022 until Mr. Francis was appointed Executive Chair in August 2022.
Name	Aggregate Stock Awards Outstanding as of December 31, 2022
Tony Aquila	61,680
Anthony Bay	117,250
Douglas Francis	61,680
Brenda Freeman	61,680
Olga Gonzalez	61,680
Scott Gordon	61,680
Justin Hartfield	61,680
Fiona Tan	61,680

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. Also as required by the SEC, this section compares compensation actually paid to various measures used to gauge performance at the Company. Accordingly, the table below includes the following “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K: Revenue. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”
	PAY VERSUS PERFORMANCE
Year	Summary Compensation Table Total for Mr. Francis(1) ($)	Summary Compensation Table Total for Mr. Beals(1) ($)	Compensation Actually Paid to Mr. Francis(2) ($)	Compensation Actually Paid to Mr. Beals(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non- PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (millions)(7) ($)	Revenue (millions)(7) ($)
							Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)
2022	263,058	2,136,675	(2,043)	(4,133,509)	743,179	(3,393,261)	$4.91	$77.63	$(82.7)	$215.5
2021	N/A	10,614,467	N/A	9,985,561	6,099,502	678,800	$29.10	$97.57	$152.2	$193.1

(1)
The dollar amounts reported are total compensation reported for Messrs. Francis (our Executive Chair and Principal Executive Officer) and Beals (our former Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)
The dollar amounts reported represent “compensation actually paid” to Messrs. Francis and Beals as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Francis and Beals during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Francis’ total compensation for each year to determine the compensation actually paid:

Fiscal Year	2022
Summary Compensation Table total	263,058
Less: Grant Date Fair Value of Stock Awards Granted in Fiscal Year(a)	(193,357)
± Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year(b)(i)	41,908
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years(b)(ii)	(100,329)
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(b)(iii)	0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(b)(iv)	(13,323)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	0
Compensation Actually Paid	(2,043)
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Beals’ total compensation for each year to determine the compensation actually paid:
Fiscal Year	2022	2021
Summary Compensation Table total	2,136,675	10,614,467
Less: Grant Date Fair Value of Stock Awards Granted in Fiscal Year(a)	(565,430)	(10,000,000)
± Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year(b)(i)	0	8,954,422
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years(b)(ii)	0	0
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(b)(iii)	565,430	416,672
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(b)(iv)	(235,676)	0
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(b)(v)	(6,034,508)	0
Compensation Actually Paid	(4,133,509)	9,985,561

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year.
(3)
The dollar amounts reported represent the average of the amounts reported for the NEOs as a group (excluding our PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding our PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Arden Lee, Chief Financial Officer; Brian Camire, General Counsel; Duncan Grazier, Chief Technology Officer; Juanjo Feijoo, former Chief Operating Officer and Justin Dean, former Chief Technology Officer and Chief Information Officer; and (ii) for 2021, Messrs. Lee, Camire, Dean and Feijoo.

(4)
The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding our PEO) for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	743,179	(59,999)	(4,076,441)	(3,393,261)
2021	6,099,502	(5,300,000)	(120,702)	678,800

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Average Equity Award Adjustments ($)
2022	8,563	(1,747,161)	6,598	(692,857)	(1,651,584)	(4,076,441)
2021	4,687,447	(4,238,985)	283,334	(852,498)	0	(120,702)

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. We use the Closing Date of the Business Combination as the “measurement point” for purposes of calculating TSR.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is Russell 2000 Index, the same peer group identified in our stock performance graph in our Annual Report on Form 10-K for the year ended December 31, 2022.

(7)	The dollar amounts for Net (Loss) Income and Revenue reported represent the amount reflected in the Company’s audited financial statements for the applicable year.

Tabular List of Financial Performance Measures
The Company’s Compensation Committee believes in a holistic evaluation of our NEOs’ and the Company’s performance and uses a mix of performance measures throughout our annual focal and long-term incentive compensation programs to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important used to link the “compensation actually paid” to our NEOs’ for fiscal 2022 compensation to the Company’s performance are listed in the table below, each of which is described in more detail in the section entitled Executive Compensation – Compensation Discussion and Analysis.
Financial Performance Measures
Revenue
Adjusted EBITDA
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.
The graph below illustrates the relationship between Company TSR and that of the designated peer group and the PEO “compensation actually paid” and Average Non-PEO NEOs “compensation actually paid”. TSR amounts reported in the graph assume an initial fixed investment of $100 and use the Closing Date of the Business Combination as the “measurement point” for purposes of calculating TSR.

The graph below illustrates the relationship between Net (loss) Income and PEO “compensation actually paid” and Average Non-PEO NEOs “compensation actually paid”.

The graph below illustrates the relationship between Revenue and PEO “compensation actually paid” and Average Non- PEO NEOs “compensation actually paid”.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The following is a summary of transactions since January 1, 2022, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, managers, promoters, beneficial holders of more than 5% of our membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section entitled “Executive Compensation.”
Amended Operating Company Agreement
Concurrently with the Closing, the WMH LLC operating agreement was further amended and restated in its entirety to become the Fourth Amended and Restated Operating Agreement (the “Amended Operating Agreement”). Messrs, Camire, Grazier, Lee, Francis and Hartfield and Ghost Media Group, LLC all own Paired Interests and Class P Units as described in the section titled “Principal Securityholders.”
Rights of the Units
Pursuant to the Amended Operating Agreement, the Units are entitled to share in the profits and losses of WMH LLC and to receive distributions as and if declared by the managing member of WMH LLC and have no voting rights. The Amended Operating Agreement generally establishes the rights and vesting conditions of the LTIP Units and the Class P Units, which are treated as profits interests in WMH LLC, and may be offered to directors, employees, officers, consultants or other service providers. LTIP Units and Class P Units have all the rights, privileges, preferences, and obligations as are specifically provided for in the Amended Operating Agreement, and as may otherwise be generally applicable to all classes of Units, however, LTIP Units and Class P Units are not entitled to vote on any matter subject to a vote of the members, except as otherwise required by law.
Management
We, as the managing member of WMH LLC, have the sole vote on all matters that require a vote of members under the Amended Operating Agreement or applicable law. The business, property and affairs of WMH LLC are managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.
Distributions
We, as managing member of WMH LLC may, in our sole discretion, authorize distributions to the WMH LLC members (to the extent of available cash, as defined in the amended operating agreement). Subject to provisions in the Amended Operating Agreement governing tax distributions and the treatment of Class P Units and LTIP Units (as defined in the Amended Operating Agreement), all such distributions will be made pro rata in accordance each member’s number of Class P Units.
The holders of Class P Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of WMH LLC. Net profits and net losses of WMH LLC will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of Units. The Amended Operating Agreement provides for pro rata cash distributions to the holders of Units for purposes of funding their tax obligations in respect of the taxable income of WMH LLC that is allocated to them. Generally, these tax distributions will be computed based on WMH LLC’s estimate of the net taxable income of WMH LLC allocable to each holder of Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of California or New York, New York (taking into account the non-deductibility of certain expenses, the character of our income, and the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code). As a result of (i) potential differences in the amount of net taxable income allocable to us and the other Unit holders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating WMH LLC’s distribution obligations, we may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the Tax Receivable Agreement.
Upon the liquidation or winding up of WMH LLC, subject to the treatment of Class P Units and LTIP Units (as defined in the Amended Operating Agreement) and tax distributions, all net proceeds thereof will be distributed in accordance with each member’s number of Units.

Transfer Restrictions
The Amended Operating Agreement contains restrictions on transfers of units and requires the prior consent of the managing member for such transfers, except in specified cases, including (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Units for shares of Class A Common Stock or cash pursuant to the exchange agreement.
Exchange Agreement
Concurrently with the Closing, we, WMH LLC and the Unit holders, including Messrs. Camire, Grazier, Lee, Francis and Hartfield and Ghost Media Group, LLC, as described in the section titled “Principal Securityholders,” entered into an exchange agreement (the “Exchange Agreement”). The terms of the Exchange Agreement provide the Unit holders (or certain permitted transferees thereof) with the right from time to time at and after 180 days following the Business Combination to exchange their c) for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, and to exchange their vested Class P Units for shares of Class A Common Stock with a value equal to the value of such Class P Units less their participation threshold, or, in each case, at the Company’s election, the cash equivalent of such shares of Class A Common Stock. By default, each exchange will take the form of a redemption by us of the WMH Units in exchange for Class A Common Stock or cash, as applicable, unless we elect to effect such exchange directly with the applicable Unit holder. The shares of Class V Common Stock surrendered in any exchange will be immediately cancelled.
The Exchange Agreement provides that, as a general matter, a Unit holder does not have the right to exchange Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us and our subsidiaries to which the Unit holder may be subject, including the Amended Operating Agreement and the Exchange Agreement. Additionally, the Exchange Agreement contains restrictions on redemptions and exchanges intended to prevent WMH LLC from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. These restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. We may impose additional restrictions on exchanges that it determines to be necessary or advisable so that WMH LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Tax Receivable Agreement
Concurrently with the Closing, we, the Holder Representative and the Class A Unit holders, including Messrs. Beals, Francis and Hartfield and Ghost Media Group, LLC, as described in the section titled “Principal Securityholders,” entered into the tax receivable agreement, (the “Tax Receivable Agreement”), pursuant to which we are required to pay to holders of Class A Units, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realizes as a result of (i) increases to the tax basis of WMH LLC’s assets resulting from our acquisition of common units for cash in the Business Combination and taxable redemptions or exchanges of Class A Units for shares of Class A Common Stock or cash pursuant to the Exchange Agreement, (ii) tax benefits related to imputed interest or (iii) tax attributes resulting from payments made under Tax Receivable Agreement. The payment obligations under Tax Receivable Agreement are our obligations and not obligations of WMH LLC.
The payments we will be required to make under the Tax Receivable Agreement may be substantial. Assuming no material changes in relevant tax law, that there are no future redemptions or exchanges of Class A Units and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, the tax savings associated with acquisitions of common units in the Business Combination would aggregate to approximately $151.3 million over 15 years from the Closing Date. Under this scenario, we would be required to pay to the Class A Unit holders approximately 85% of such amount, or $128.6 million, over the 15-year period from the Closing Date. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of the Class A Common Stock at the time of each redemption or exchange under the exchange agreement and the prevailing applicable tax rates applicable to us over the life of the Tax Receivable Agreement and will depend on us generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement. Payments under the Tax Receivable Agreement are not conditioned on the Class A Unit holders’ continued ownership of WMH LLC.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions we determine, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.
In addition, the Tax Receivable Agreement provides that if (1) we breach any of our material obligations under the Tax Receivable Agreement (including in the event that we are more than three months late making a payment that is due under the Tax Receivable Agreement, except in the case of certain liquidity exceptions), (2) we are subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, we elect an early termination of the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement (with respect to all Class A Units, whether or not such units have been exchanged or redeemed before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement. The Tax Receivable Agreement also provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, (A) our obligations under the Tax Receivable Agreement with respect to Class A Units that have been exchanged or redeemed prior to or in connection with such change of control transaction would accelerate and become payable in a lump sum as described above and (B) with respect to Class A Units that have not been exchanged as of such change of control transaction, our or our successor’s obligations under the Tax Receivable Agreement would be based on certain assumptions, including that our or our successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon any acceleration of our obligations under the Tax Receivable Agreement (including upon a change of control), we could be required to make payments under the Tax Receivable Agreement that are greater than 85% of our actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the Tax Receivable Agreement may also result in situations where the Class A Unit holders have interests that differ from or are in addition to those of the Class A stockholders.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement depends on our ability to make distributions to us. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Amended and Restated Registration Rights Agreement
Concurrently with the Closing, Silver Spike Sponsor, LLC (“Silver Spike Sponsor”) and certain Unit holders, including Messrs. Camire, Grazier, Lee, Francis and Hartfield, Silver Spike Sponsor, LLC and Ghost Media Group, LLC, as described in the section titled “Principal Securityholders,” entered into the Amended and Restated Registration Rights Agreement, dated June 16, 2021, among us and certain of our stockholders (the “Amended and Restated Registration Rights Agreement”). As a result, Silver Spike Sponsor, LLC and such certain Unit holders are able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three such demand registrations for Silver Spike Sponsor, LLC and three such demand registrations for such certain Unit holders thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10.0 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25.0 million but in excess of $10.0 million in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us. We have filed a resale shelf registration statement covering the resale of all registrable securities within 45 days of the Closing.
Silver Spike Related Transactions and Agreements
In connection with the closing of Silver Spike’s IPO, Silver Spike Sponsor granted sponsor LLC equity interests to Silver Spike’s independent directors that collectively comprised approximately 1% of the outstanding equity interests in Silver Spike Sponsor.
Silver Spike Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement simultaneously with the closing of Silver Spike’s IPO. Each Private

Placement Warrant may be exercised for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as provided herein. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Business Combination.
In connection with the Business Combination, we paid certain transaction costs reimbursable by Silver Spike Sponsor, an affiliate to a member of the Board. As of December 31, 2022, the outstanding balance of the note receivable was $1.1 million. On March 16, 2023, Silver Spike Holdings, an affiliate of Silver Spike Sponsor, entered into a promissory note with us and agreed to pay the principal amount in 12 equal quarterly installments commencing on March 31, 2023. The promissory note will bear interest at a rate of 5% per annum commencing on March 31, 2023. In an event of default, the outstanding principal amount shall bear interest for the entire period during which the principal balance is unpaid at a rate which is equal to 10% per annum.
Legacy WMH Transactions and Agreements
Certain Other Enterprises
WCC MGMT, LLC is a business in which currently Mr. Francis indirectly owns a majority interest, and Mr. Hartfield indirectly owns a minority interest. In 2022, WCC MGMT, LLC used our listing products and participated in other brand promotion opportunities. WCC MGMT, LLC paid us a total of $511,333 in 2022 for such products and services.
Glasir Group, LLC is a business owned by Mr. Francis and his spouse. During the second quarter of 2022, we entered into a sublease agreement with Glasir Group, LLC of our offices located at 43 Discovery, Irvine, California 92618. The sublease commenced on June 1, 2022, and the term is for the remainder of the original lease and will expire on February 28, 2025, or sooner in the event that the original lease is cancelled prior to the expiration date. The monthly base rent, after the rent abatement period for the first four months, is $69,000.
Other Transactions
We have entered into employment and other agreements with certain of our executive officers. For a description of agreements with our Named Executive Officers, see the sections entitled “Executive Compensation - Executive Employment Arrangements” and “-Outstanding Equity Awards at December 31, 2022.”
We have granted equity awards to certain of our executive officers. For a description of equity awards granted to our Named Executive Officers, see the section entitled “Executive Compensation.”
We entered into indemnification agreements with substantially all of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
Related Party Transaction Policy
The Board has adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of related-person transactions. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants, in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy.
Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.
Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related-person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform our audit committee pursuant to this policy before such related person may engage in the transaction.

In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the risk, cost and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction; and
•	the availability of other sources for comparable services or products.
Our audit committee shall approve only those related-party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and our stockholders, as our audit committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or WM Technology, Inc. Direct your written request to Investor Relations at investors@weedmaps.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Brian Camire
Brian Camire
General Counsel and Secretary
April 27, 2023
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2022 is available without charge upon written request to: Brian Camire, 41 Discovery, Irvine, California 92618.

Appendix A—Supplemental Information About Financial Measures
To provide investors with additional information regarding our financial results, we have disclosed EBITDA, Adjusted EBITDA and Adjusted EBITDA before Provision for Doubtful Accounts, all of which are non-GAAP financial measures that we calculate as net income (loss) before interest, taxes and depreciation and amortization expense in the case of EBITDA and further adjusted to exclude stock-based compensation, change in fair value of warrant liability ,change in tax receivable agreement liability, impairment charges, transaction related bonuses, transaction costs, legal settlements and other legal costs, reduction in force and executive departures and other non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Adjusted EBITDA is further adjusted to exclude provision for doubtful accounts for the case of Adjusted EBITDA before Provision for Doubtful Accounts. Below we have provided a reconciliation of net(loss) income (the most directly comparable GAAP financial measure) to EBITDA; from EBITDA to Adjusted EBITDA; and from Adjusted EBITDA to Adjusted EBITDA before Provision for Doubtful Accounts.
We present EBITDA, Adjusted EBITDA and Adjusted EBITDA before Provision for Doubtful Accounts because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA before Provision for Doubtful Accounts provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.
Each of EBITDA, Adjusted EBITDA and Adjusted EBITDA before Provision for Doubtful Accounts has limitations as an analytical tool, and you should not consider any of these non-GAAP financial measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA before Provision for Doubtful Accounts do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA, Adjusted EBITDA and Adjusted EBITDA before Provision for Doubtful Accounts do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA, Adjusted EBITDA and Adjusted EBITDA before Provision for Doubtful Accounts do not reflect tax payments that may represent a reduction in cash available to us.
Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA before Provision for Doubtful Accounts alongside other financial performance measures, including net income (loss) and our other GAAP results.

Non-GAAP Reconciliations
WM TECHNOLOGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA BEFORE PROVISION FOR DOUBTFUL ACCOUNTS
(Unaudited)
(In thousands)
	Year Ended December 31,
	2022	2021
Net (loss) income	$(82,651)	$152,218
Provision for (benefit from) income taxes	179,077	(601)
Depreciation and amortization expenses	11,498	4,425
EBITDA	107,924	156,042
Stock-based compensation	23,493	29,324
Change in fair value of warrant liability	(25,370)	(166,518)
Warrant transaction costs	—	5,547
Impairment	4,317	2,372
Transaction related bonus expense	10,119	2,200
Transaction costs	251	2,583
Legal settlements and other legal costs	3,909	148
Change in tax receivable agreement liability	(142,352)	—
Reduction in force and executive departures	8,076	—
Adjusted EBITDA	$(9,633)	$31,698
Provision for doubtful accounts	17,216	5,487
Adjusted EBITDA before provision for doubtful accounts	$7,583	$37,185
Definition of Key Operating and Financial Metrics
•
Average Monthly Revenue Per Paying Client: We calculate this metric by dividing the average monthly revenue for any particular period by the average monthly number of paying clients in the same respective period. The calculation of monthly revenue includes revenue from any clients that cease to be paying clients during the applicable month.

•	Average Monthly Paying Clients: We define as the average of the number of paying clients billed in a month across a particular period (and for which services were provided).

WM TECHNOLOGY, INC.
41 DISCOVERY
IRVINE, CA 92618

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/20/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MAPS2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/20/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Tony Aquila 02) Brenda Freeman 03) Olga Gonzalez

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Advisory Vote, On A Non-Binding Basis, To Approve The Compensation Of Our Named Executive Officers For The Year Ended 2022.	☐	☐	☐
3. Ratification Of Selection Of Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000608900_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

WM TECHNOLOGY, INC.
Annual Meeting of Shareholders
June 21, 2023 10:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Brian Camire and Arden Lee, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of WM TECHNOLOGY, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PDT on June 21, 2023, virtually at www.virtualshareholdermeeting.com/MAPS2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000608900_2 R1.0.0.6

Continued and to be signed on reverse side